EXHIBIT 10.28

LEASE

LANDLORD:	PEPPER LANE—GREAT OAKS, LLC, a California limited liability company

TENANT:	IKOS SYSTEMS, INC., a Delaware corporation

DATE:  January 14, 2000

TABLE OF CONTENTS

Page
FUNDAMENTAL LEASE PROVISIONS	i
LEASE AGREEMENT	1
ARTICLE 1	PREMISES	1
1.1	Lease of Premises	1
1.2	Remeasurement of Premises	1
ARTICLE 2	TERM	1
2.1	Effective Date	1
2.2	Term of Lease	1
2.3	Commencement Date	1
2.4	Delivery of Premises	1
2.5	Early Entry into Building	2
2.6	Notice of Commencement Date	2
2.7	Options to Extend	2
ARTICLE 3	RENT	2
3.1	Base Rent	2
3.2	Definition of Rent	2
3.3	Late Charge	2
3.4	Disputes as to Payments of Rent	3
3.5	Operating Expense Adjustments	3
3.6	Procedure for Payment of Operating Expense Adjustments	3
3.7	Certain Defined Terms	4
ARTICLE 4	ARBITRATION	5
4.1	Arbitration	5
4.2	Payment of Expenses	5
ARTICLE 5	USE	6
5.1	Permitted Use	6
5.2	Restriction on Use	6
ARTICLE 6	ALTERATIONS AND ADDITIONS	6
6.1	Tenant’s Right’s to Make Alterations	6
6.2	Installation of Alterations	6
6.3	Tenant Improvements—Treatment at End of Lease	7
ARTICLE 7	REPAIRS	7
7.1	Landlord’s Repair	7
7.2	Tenant’s Repair	8
ARTICLE 8	NO LIENS BY TENANT	8
ARTICLE 9	LANDLORD’S RIGHT OF ENTRY TO MAKE REPAIRS	9
9.1	Right of Entry	9
ARTICLE 10	UTILITIES AND SERVICES	9
ARTICLE 11	ASSIGNMENT AND SUBLETTING	9
11.1	Right to Assign, Sublease and Encumber	9
11.2	Procedure for Assignment and Sublease/Landlord’s Recapture Rights	9
11.3	Conditions Regarding Consent to Sublease and Assignment	10
11.4	Affiliated Companies/Restructuring of Business Organization	10
11.5	Landlord’s Right to Assign	10
ARTICLE 12	INDEMNIFICATION; INSURANCE	11
12.1	Indemnification	11
12.2	Insurance	11
12.3	Waiver of Subrogation	13
ARTICLE 13	DAMAGE OR DESTRUCTION	14
13.1	Loss Covered By Insurance	14
13.2	Loss Not Covered By Insurance	14
13.3	Destruction During Final Year	14
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13.4	Destruction of Tenant’s Personal Property	14
13.5	Exclusive Remedy	15
ARTICLE 14	EMINENT DOMAIN	15
14.1	Permanent Taking—When Lease Can Be Terminated	15
14.2	Permanent Taking—When Lease Cannot Be Terminated	15
14.3	Temporary Taking	15
14.4	Exclusive Remedy	15
14.5	Release Upon Termination	15
ARTICLE 15	TENANT DEFAULT	15
ARTICLE 16	LANDLORD’S REMEDIES AND RIGHTS	16
16.1	Termination of Lease	16
16.2	Continuation of Lease	16
16.3	Right of Entry	16
16.4	Right to Perform	16
16.5	Remedies Not Exclusive	17
16.6	Assignment of Rents	17
16.7	Waiver of Default	17
16.8	Bankruptcy	17
ARTICLE 17	ATTORNEYS’ FEES	17
ARTICLE 18	SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE	17
18.1	Subordination Attornment and Non-Disturbance	17
18.2	Landlord’s Right to Assign	18
18.3	Non-Disturbance	18
ARTICLE 19	RULES AND REGULATIONS	18
ARTICLE 20	HOLDING OVER	18
20.1	Surrender of Possession	18
20.2	Payment of Money After Termination	19
ARTICLE 21	INSPECTIONS AND ACCESS	19
ARTICLE 22	REAL AND PERSONAL PROPERTY TAXES	19
22.1	Proration	19
22.2	Payment on Expiration of Term	20
22.3	Personal Property Taxes	20
ARTICLE 23	SURRENDER OF LEASE	20
ARTICLE 24	WAIVER	20
ARTICLE 25	SALE BY LANDLORD	20
ARTICLE 26	NO LIGHT AND AIR EASEMENT	20
ARTICLE 27	FORCE MAJEURE	20
ARTICLE 28	ESTOPPEL CERTIFICATES	21
ARTICLE 29	RIGHT TO PERFORMANCE	21
ARTICLE 30	SECURITY DEPOSIT	21
ARTICLE 31	SECURITY SERVICES	22
ARTICLE 32	NOTICES	22
ARTICLE 33	SIGNAGE AND BUILDING IDENTITY	22
ARTICLE 34	ROOF RIGHTS	23
ARTICLE 35	MISCELLANEOUS	23
35.1	Authorization to Sign Lease	23
35.2	Entire Agreement	23
35.3	Separability	23
35.4	Gender and Headings	23
35.5	Exhibits	24
35.6	Governmental Programs	24
35.7	Quiet Enjoyment	24
35.8	No Recordation	24
35.9	Cumulative Remedies	24
35.10	Brokers	24
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35.11	Hazardous Materials	24
35.12	Survivability	26
35.13	Parking	26
35.14	Confidentiality	26
35.15	Limitation of Liability	26
(1)	Any failure by Tenant to comply with the dates and time limits in this Agreement, or failure to pay when due, any sums due to the Landlord or Contractor, which causes a delay in such construction	B-1
SITE PLAN AND SCHEMATIC DESIGN DRAWINGS	B-8

EXHIBITS

Exhibit “A”  Description of Premises

Exhibit “B”  Work letter Agreement

Exhibit “C”  Notice of Lease Term Dates

Exhibit “D”  Rules and Regulations

Exhibit “E”  Estoppel Certificate

Exhibit “F”  Options to Extend

III

FUNDAMENTAL LEASE PROVISIONS

        The following fundamental lease provisions are incorporated into the Lease attached hereto and said provisions shall have the following meanings throughout the Lease.

(a)	Landlord:	Pepper Lane—Great Oaks, LLC, a California limited liability company.
(b)	Tenant:	IKOS Systems, Inc., a Delaware corporation
(c)	Premises:	All of that certain free–standing two (2) story (“Building”) containing therein approximately 106,000 rentable square feet (“RSF”) to be built in accordance with the provisions of the Work Letter Agreement attached hereto as Exhibit “B” and approximately 5.5 acres of the real property located within the Great Oaks Business Park and commonly known as 79 Great Oaks Boulevard, San Jose, California having the legal description set forth on Exhibit “A” attached hereto.
APN No. 70609061
(d)	Term:	Ten (10) years from the Commencement Date, unless extended or earlier terminated as provided in the Lease
(e)	Expiration Date:	The day prior to the tenth (10th) anniversary of the Commencement Date, unless earlier terminated or extended as provided for herein
(f)	Commencement Date:	See Section 2.3.

(g)	Base Rent:	Years	Monthly Base Rent
		1-3	$167,480.00 (calculated at the rate of $1.58 per RSF of the Premises per month)
		4-6	$182,553.00 (calculated at the rate of $1.72 per RSF of the Premises per month)
		7-9	$198,983.00 (calculated at the rate of $1.88 per RSF of the Premises per month)
		10	$204,952.00 (calculated at the rate of $1.93 per RSF of the Premises per month), all as subject to the provisions of Section 1.2.

(h)	Option to Extend:	Two (2) Options to Extend for five (5) years each, as provided in Section 2.7 and Exhibit “F”
(i)	Tenant’s Pro Rata Share:	One Hundred Percent (100%)
(j)	Security Deposit:	$1,000,000.00, as provided in Article 30.
(k)	Tenant Improvement Allowance:
Subject to the provisions of Section 1.2, $3,640,000.00 (calculated at the rate of $34.34 per RSF of the Premises) as provided in the Work Letter Agreement attached hereto as Exhibit “B” and made a part hereof.
(1)	Use:	General office, research and development, software development and test, light assembly, warehousing, engineering, sales and distribution in accordance with any municipal zoning requirements and the certificate of occupancy issued for the Premises.
(m)	Tenant’s Address for Notices:	Before the Commencement Date:

IKOS Systems, Inc.
19050 Pruneridge Avenue
Cupertino, CA 95104
Attn: Mr. Joe Rockom

After the Commencement Date:

79 Great Oaks Boulevard
San Jose, CA 95124
Attn: Mr. Joe Rockom

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(n)	Landlord’s Address for Notices:	Pepper Lane—Great Oaks, LLC
3880 South Bascom Avenue, Suite 111
San Jose, California 95124
Attn: Ms. Myra Reinhard

	Copies to:	Cord Associates
18 Paseo de San Antonio
San Jose, California 95113
Attn: Mr. Henry Cord

Pillsbury Madison & Sutro LLP
725 South Figueroa Street, Suite 1200
Los Angeles, California 90017
Attn: Jackie K. Park, Esq.
(o)	Effective Date:	The Lease will become effective when signed by Tenant and Landlord.
(p)	Broker(s):	Landlord’s Broker: Colliers International
Tenant’s Broker: CRESA Partners
(q)	Date of Lease:	January 14, 2000

II

LEASE AGREEMENT

This LEASE AGREEMENT (“Lease”), dated for reference purposes only as of the date set forth in provision (q) of the Fundamental Lease Provisions, is made and entered into by and between PEPPER LANE—GREAT OAKS, LLC, a California limited liability company (“Landlord”), and IKOS SYSTEMS, INC., a Delaware corporation (“Tenant”), who agree as follows:

ARTICLE 1—PREMISES

        1.1  Lease of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises described in provision (c)of the Fundamental Lease Provisions.

        1.2  Remeasurement of Premises. Within thirty (30)days following the occurrence of the Commencement Date, Landlord shall measure the Premises, measured from the outside glass to the outside glass of the Building but not including the covered dock, patio areas or the exterior drip lines. In the event that such measurement of the Premises by Landlord indicates that the Premises contains in excess of or lower than the RSF set forth in provision (c) of the Fundamental Lease Provision, any payments due to either Landlord or Tenant from the other party based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual RSF of the Premises as measured by Landlord pursuant to the provision of this Section 1.2, and the parties shall execute an amendment to this Lease consistent with the foregoing.

ARTICLE 2—TERM

        2.1  Effective Date. The Lease will become effective when fully executed and delivered by Landlord and Tenant.

        2.2  Term of Lease. The term of the Lease (“Term”) shall be for the term set forth in provision (d) of the Fundamental Lease Provisions beginning on the Commencement Date, as such term is defined below, and, unless sooner terminated as hereinafter provided, ending on the Expiration Date specified in provision (e) of the Fundamental Lease Provisions.

        2.3  Commencement Date. The Term of this Lease and Tenant’s obligation to pay the Rent, as such term is defined below, shall commence on the earliest of (a) the date Tenant, or any person occupying any portion of the Premises with Tenant’s permission, commences business operations from the Premises (or any portion thereof, (b) the date the Base Building and the Tenant Improvements are Substantially Completed, or (c) the date the Base Building and the Tenant Improvements would have been Substantially Completed except for Tenant Delays (“Commencement Date”). The terms “Base Building,” “Tenant Improvements,” “ Substantially Completed” and “Tenant Delays” are defined in the Work Letter Agreement attached hereto as Exhibit “B” and made a part hereof.

        2.4  Delivery of Premises. The Premises shall be delivered by Landlord to Tenant in the condition required by the Work Letter Agreement which is attached hereto as Exhibit “B”. Delay of the Commencement Date to the extent not attributable to Tenant Delays and/or Force Majeure Delays shall be Tenant’s sole remedy for any delay in constructing the Base Building and the tenant Improvements or making the Premises ready for occupancy Tenant understands that it is in Landlord’s best economic interests to have the Tenant Improvements completed as soon as reasonably possible in order to have the Commencement Date occur; as early as possible, and Tenant understands that to the extent that the Tenant Improvements are not completed because of Tenant Delays and/or Force Majeure Delays, the Commencement Date will nevertheless occur on the date the Tenant Improvements would have been completed except for Tenant Delays and/or Force Majeure Delays.

        Notwithstanding anything to the contrary set forth in this Lease, in the event Landlord has not delivered the Premises to Tenant with the Tenant Improvements Substantially Completed by April 1, 2001 (the “Outside Delivery Date”), which Outside Delivery Date shall be extended one (1) day for each day of delay incurred by Landlord in the Substantial Completion of the Tenant Improvements due to Tenant Delays and Force Majeure Delays, Tenant shall have the right to elect to terminate the Lease by delivery to Landlord of a notice (the “Termination Notice”), which termination shall be effective five (5) business days after Tenant’s delivery of the Termination Notice to Landlord, unless within such five (5) business day period Landlord shall deliver to Tenant the Premises with the Tenant

Improvements Substantially Completed therein. Pursuant to the termination of the Lease as set forth herein, neither party shall have any further obligation to the other under this Lease.

        2.5  Early Entry into Building. Tenant may enter into the premises, upon receipt of Landlord’s consent, for purposes of installing its network cabling, telecommunications and furniture systems. Such early entry shall not advance the Commencement Date, provided (a) Tenant does not commence business operations from any part of the Premises, and (b) Tenant’s early entry does not interfere with, or delay, the completion of the Tenant Improvements. If Tenant is allowed early entry, Landlord shall not be responsible for, and Tenant, prior to any such entry by Tenant or Tenant’s Employees (as defined in ARTICLE 7), shall obtain insurance covering any loss caused by Tenant or those entering the Premises on behalf of Tenant to install Tenant’s network cabling, telecommunications and furniture systems, including theft, damage or destruction to any work or material installed or stored by Tenant or any contra ctor or individual, or for any injury to Tenant or Tenant’s Employees or to any other person and provided further that Landlord shall have the right to post the appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to ARTICLE 12. To the extent any such early entry actually delays the Substantial Completion by landlord of the Tenant Improvements, such delay shall constitute a Tenant Delay.

        2.6  Notice of Commencement Date. Landlord may send Tenant notice of the occurrence of the Commencement Date (including the number of RSF contained in the Premises) in the form of the attached Exhibit “C”, which notice Tenant shall acknowledge by executing a copy of the notice and returning it to Landlord. If Tenant fails to; sign and return the notice to Landlord within ten (10) days of receipt of the notice from Landlord, the notice as sent by Landlord shall be deemed to have correctly set forth the Commencement Date. Failure of Landlord to send such notice shall have no effect on the Commencement Date.

        2.7  Options to Extend. Tenant’s rights and obligations with respect to extending the Term of this Lease are set forth in Exhibit “F” attached hereto .

ARTICLE 3—RENT

        3.1  Base Rent. Tenant agrees to pay Landlord, as rent (“Base Rent”) for the Premises, monthly Base Rent in the amount specified in provision (g) of the Fundamental Lease Provisions. Such Monthly Base Rent shall be paid monthly in advance beginning on the Commencement Date as set forth in provision (1) of the Fundamental Lease Provisions and on or before the first day of each calendar month thereafter during the entire Term. In addition to the foregoing payments, Tenant shall also pay all other items of additional rent set forth in this Lease.

        3.2  Definition of Rent. Any and all payments of Base Rent and any and all payments of additional rent, including without limitation, taxes, fees, charges, costs, expenses, insurance obligations, late charges, assessments, Personal Property Taxes, Real Property Taxes, and all other payments, disbursements or reimbursements (collectively “Rent”) which are attributable to, payable by or the responsibility of Tenant under the Lease shall constitute “Rent” within the meaning of California Civil Code Section 195.1(a). Any Rent payable To Landlord by Tenant for any fractional month shall be prorated based on the actual number of days in the applicable month. All payments owed by Tenant under the Lease shall be paid to Landlord in Lawful money of the United States of America at the location specified by Landlord pursuant to ARTICLE 32 of the Lease. All payments shall be paid without deduction, set-off or counterclaim, except as otherwise expressly provided herein.

        3.3  Late Charge. Landlord and Tenant acknowledge that the late payment by Tenant of Rent will cause the Landlord to incur damages, including administrative costs, loss of use of the overdue funds and other costs, the exact amount of which would be impractical and extremely difficult to fix. Landlord and Tenant agree that if Landlord does not receive a payment within five (5) days after the date such payment is due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount and the overdue amount shall bear interest at the Interest Rate (as such term is defined below), from the date five (5) days after payment of such amount was due until Landlord receives the overdue payment. Acceptance of the late charge by Landlord shall not cure or waive Tenant’s default nor prevent landlord from exercising, before or after such acceptance, any of the rights and remedies for a default provided by this Lease or at law. Payment of the late charge is not an alternative means of performance of Tenant’s obligation to pay Rent at the times specified in this Lease. Tenant will be liable for the late charge regardless of whether Tenant’s failure to pay the Rent when due constitutes a default under the Lease and regardless of whether Landlord sent Tenant an invoice for such Rent and/or late charge. The term “Interest Rate” shall mean the lower of (a) the maximum interest rate permitted by law or (b) two percent (2%) of the above the rate publicly announced from time to time by Bank of America N.T. & S.A. (or if Bank of America N.T. & S.A. ceases to exist, then the largest bank headquartered in the State of California) (“Bank”) as its Reference Rate. If the use of the announced Reference Rate is discontinued by the Bank, then the reference to Reference Rate shall mean the announced rate charged by the Bank which is from time to time substituted for such Reference Rate. Whenever interest is required to be paid under this Lease, the interest shall be calculated from the date five (5) days after the payment was due or should have been due if correctly assessed or estimated (or any overcharge paid), until the date payment is made or the refund is paid or is credited against rent next due.

        3.4  Disputes as to Payments of Rent. Tenant agrees to pay the Rent required under this Lease within the time limits set forth in this Lease. If Tenant receives from Landlord an invoice or statement, which invoice is sent by Landlord in good faith, and Tenant in good faith disputes whether all or any part of such Rent is due and owing, Tenant shall nevertheless pay to Landlord the amount of the Rent indicated on the invoice or statement until Tenant receives a final judgment from a court of competent jurisdiction (or when arbitration is permitted or required, receives a final award from an arbitrator) relieving or mitigating Tenant’s obligation to pay such Rent. In such instance where Tenant disputes its obligations to pay all or part of the Rent indicated on such invoice or statement, Tenant shall, concurrently with the payment of such Rent, provide Landlord with a letter or notice entitled “Payment Under P rotest” specifying in detail why Tenant is not required to pay all or part of such Rent. Tenant will be deemed to have waived its right to contest any past payment of Rent unless it has filed a lawsuit against Landlord (or when arbitration is permitted or required, filed for arbitration and has served Landlord with notice of such filing), and has served a summons on Landlord, within one (1) year of such payment.

        3.5  Operating Expense Adjustments. Beginning with the Commencement Date and thereafter during the Term of this Lease, Tenant shall pay, in addition to the Base Rent computed due pursuant to Section 3.1, an additional sum as an operating expense adjustment (“Operating Expense Adjustment”) equal to Tenant’s Pro Rata Share, as set forth in provision (i) of the fundamental Lease Provisions, of the Operating Expenses (as hereinafter defined) for the Premises.

        3.6  Procedure for Payment of Operating Expense Adjustments. Tenant shall pay the Operating Expense Adjustment as follows:

              (a)  Landlord may, from time to time by ten (10) days’ notice to Tenant, reasonably estimate in advance the amounts Tenant shall owe on a monthly basis for the Operating Expense Adjustment for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, o a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord by written notice to Tenant.

              (b)   Within one hundred twenty (120) days after the end of each calendar year, Landlord shall provide a statement (the “ Statement”) to Tenant showing: (i) the amount of actual Operating Expenses for such calendar year, (ii) any amount paid by Tenant toward the Operating Expenses on an estimated basis, and (iii) any revised estimate of Tenant’s obligations for excess Operating Expenses for the current calendar year.

              (c)  If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.

              (d)  If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Operating Expenses, Tenant shall receive a credit of such difference against payment(s)of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference within thirty (30) days after Landlord sends the Statement .

              (e)  No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Operating Expenses.

              (f)  If Tenant’s obligation to pay Operating Expense Adjustments commences other than on January l, or ends other than on December 31, Tenant’s obligation to pay estimated and actual amounts toward

Operating Expenses for such, first or final calendar years shall be prorated to reflect the portion of such years included within the period for which Tenant is obligated to pay Operating Expense Adjustment.

              Such proration shall be made by multiplying the total estimated or actual (as the case may be) Operating Expends for such calendar years by a fraction, the numerator which shall be the number of days within the period for which Tenant is obligated to pay Operating Expenses Adjustments during such calendar year, and the denominator of which shall be the total number of days in such year.

        3.7  Certain Defined Terms. Tenant’s Pro Rata Share as of the Commencement Date is stipulated to be the percentage set forth in provision (i) of the Fundamental Lease Provisions. “Operating Expenses” are defined to be the sum of all costs, expenses, and disbursements, of every, kind and nature whatsoever, and the Real Property Taxes (as hereinafter defined in ARTICLE 22), which shall be the obligation of Landlord in connection with the operation, servicing, maintenance and repair of the Premises pursuant to this Lease, including, but not limited to, the following:

              (a)  All costs for materials, utilities, goods and services (but excluding all costs for materials, utilities, goods and services furnished by Landlord which are not required to be furnished by Landlord, and which have been directly paid for by Tenant);

              (b)  All wages and benefits and costs of employees or independent contractors or employees of independent contractors engaged in the operation and maintenance of the Building;

              (c)  All expenses for maintenance services;

              (d)  All repairs to, replacement of, and physical maintenance of the Building, including the cost of all supplies, uniforms, equipment, tools and materials;

              (e)  Any license, permit and inspection fees required in connection with the operation of the Building;

              (f)  Any auditor’s fees for accounting provided for the operation and maintenance of the Building;

              (g)  Any legal fees, costs and disbursements as would normally be incurred in connection with the operation, maintenance and repair of the Building, excluding therefrom any legal fees, costs and disbursements related to lease negotiations with present or prospective tenants of the Building and financing and/or sale of the Building;

              (h)  A property management fee on an annual basis equal to one and one-half percent (1-1/.2%) of the Base Rent then in effect under this Lease for such year;

              (i)  The annual amortization (amortized over the useful life) of costs, including financing costs, if any, incurred by Landlord after the issuance of the temporary certificate of occupancy for the Building for any capital improvements installed or paid for by Landlord and required by any new (or change in) laws, roles or regulations of any governmental or quasi-governmental authority (collectively “Laws”);

              (j)  The annual amortization (amortized over the useful life) of costs, including financing costs, if any, of any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economies in the operation or maintenance of the Building (provided the annual amortized cost does not exceed the higher or the actual cost savings realized or the cost savings reasonably anticipated to be available);

              (k)  The annual amortization (amortized over the useful life) of costs, if any, incurred after completion of the Building for the replacement of exterior perimeter window draperies or blinds provided by Landlord;

              (1)  All insurance premiums and other charges (including the amount of any deductible payable by Landlord with respect to damage or destruction to all or any portion of the Building) incurred by Landlord with respect to maintaining the types and amounts of insurance set forth in Section 12.2(b); provided, however, (i) subject to the provisions of Section 12.2(c), the amount of Landlord’s insurance premiums to be included in Operating Expenses for earthquake coverage shall not exceed $.05 per RSF of the Building per month for the first full year of the Lease Term and the amount of increase in Landlord’s insurance premiums for earthquake coverage to be included in Operating Expenses during the Lease Term subsequent to the first full year of the Lease Term shall not exceed three percent (3%) per annum on a compounded, cumulative basis, and (ii) in the event of the occurrence of an earthquake affecting the Premises during the Lease Term, the amount of the deductible for earthquake insurance (“Earthquake Deductible”) to be included in Operating Expenses for such year shall be the amount of Earthquake Deductible then in effect based on the schedule set forth in Section 12.2(c);

              (m)  All Real Property Taxes; and

              (n)  Such other usual costs and expenses which are paid by other landlords for the purpose of providing for the on-site operation, servicing, maintenance and repair of first-class office buildings in Northern California.

ARTICLE 4—ARBITRATION

        4.1  Arbitration.

              (a)  No dispute between Landlord and Tenant shall be subject to determination by arbitration unless a provision of this Lease specifically so provides. Except as provided in Exhibit “F” with respect to arbitration of Fair Market Rental Rate, whenever any provision of this Lease specifically provides that a matter shall be determined by arbitration in accordance with the ARTICLE 4 and either party notifies the other in writing that such matter shall be so determined, then (a) each party shall, within thirty (30) days thereafter, appoint an arbitrator and each party shall notify the other party of the name and address of the arbitrator so appointed; (b) if either party shall fail to make such appointment and to serve notice thereof within the time prescribed, then the appointment of an arbitrator on behalf of such party shall be made in the same manner as provided in clause (d) bel ow for the appointment of a third arbitrator in the case where the two arbitrators shall fail to agree upon such third arbitrator; (c) the arbitrators so appointed shall meet within ten (10) days after the second arbitrator is appointed and shall, if possible, determine such matter within thirty (30) days after the second arbitrator is appointed, and their determination shall be final and binding on the parties; (d) if for any reason such two arbitrators fail to agree on such matter within such period of thirty (30) days, they shall appoint a third arbitrator, and in the event of their failure to agree upon such third arbitrator within ten (10) days after the time prescribed, either party on behalf of both may apply to the nearest office of the American Arbitration Association (or successor thereto) for the appointment or such third arbitrator, and the other party shall not raise any question as to the full power and jurisdiction or the American Arbitration Association (or successor thereto) to entertain the application and make the appointment; and (e) after the appointment of the third arbitrator each of the first two arbitrators shall submit their respective determinations to the third arbitrator who must select one or the other of such determinations, and the selection so made shall in all cases be binding upon the parties. If any arbitrator shall die, become disqualified or incapacitated, or shall fail or refuse to act, before such matter shall have been determined, then, in place of such arbitrator, an arbitrator shall promptly be appointed in the same manner as the arbitrator who shall have died or become disqualified or incapacitated, or who shall have failed or refused to act.

              (b)  All arbitration shall be finally determined in the City of San Jose and shall be governed (except an provided above) in accordance with the applicable Rules of the American Arbitration Association (or any successor thereto) and the judgment on the award rendered may be entered in any court having jurisdiction, Landlord and Tenant agree and acknowledge that the provisions of this ARTICLE 4 constitute an “Agreement” for purposes of California Code of Civil Procedure Section 1280(a). Each arbitrator appointed pursuant to Subsection (a) shall be an independent real estate management professional who is either (i) a member of the Institute of Real Estate Managers having the designation of Certified Property Manager, or (ii) a qualified full-time professional property manager having primary responsibility for the management and operation of one or more first-class buildings in the City San Jose, and who is in either case resident in, and with at least ten (10) years of full-time commercial property management experience in, the city of San Jose.

        4.2  Payment of Expenses. Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of it, and each shall pay one-half of the fees and expenses of the third arbitrator, if any.

ARTICLE 5—USE

        5.1  Permitted Use. The Premises shall be used only for the use specified in provision (1) of the Fundamental Lease Provisions and for no other purpose.

        5.2  Restriction on Use. Tenant shall not do or permit to be done in or about the Premises nor bring, keep or permit to be brought or kept therein, anything which is prohibited by the Rules and Regulations attached to this Lease as Exhibit “D” and made a part hereof or by any standard form fire insurance policy or which will in any way increase the existing rate of, or affect, any fire or other insurance upon the Building or its contents, or which will cause a weight load or stress on the floor or any other portion of the Building in excess of the weight load or stress which the floor or other portion of the Building is designed to bear. Tenant, at Tenant’s sole cost, shall comply with all laws, rules or regulations of any governmental or quasi-governmental authority (collectively, “Laws”) affecting the Premises, and the requirements or any Board of Fire Underwriters or other similar body now or hereafter instituted, and shall also comply with any order, directive or certificate of occupancy issued pursuant to any Laws, which affect the condition, use or occupancy of the Premises, including, but not limited to, any requirements of structural changes related to or affected by Tenant’s acts, occupancy or use of the Premises; provided, however, Tenant shall have no obligation to retrofit the Building or to make structural modifications to the Building except to the extent due to Tenant’ s use of the Premises and/or alterations, additions and/or improvements made to the Premises by Tenant. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether or not Landlord is a party to such action, shall be conclusive as between Landlord and Tenant in establishing such violation. Tenant shall comply with all recorded covenants, conditions and restrictions now or hereafter affecting the Premises. Tenant shall not use or allow another person or entity to use any part the Premises for the storage, use, treatment, manufacture or sale of hazardous materials or substances as defined pursuant to any applicable federal, state or local governmental or quasi-governmental law, ordinance, rule or regulation.

ARTICLE 6—ALTERATIONS AND ADDITIONS

        6.1  Tenant’s Rights to Make Alterations. Following the Commencement Date, Tenant, at its sole cost and expense, shall have the right upon receipt of Landlord’s consent, which consent shall not be unreasonably withheld, to make alterations, additions, or improvements to the Premises if such alterations, additions or improvements are made in accordance with this ARTICLE 6. Such alterations, additions, and improvements to the Premises made by or for Tenant following the Commencement Date are collectively called “Alterations.” All such Alterations shall be made in conformity with the requirements of Section 6.2 below. Once the Alterations have been competed, such Alterations shall thereafter be included in the designation of Tenant Improvements and shall be treated as Tenant Improvements and shall remain part of the Building in accordance with the provisions of Section 6.3.

        Notwithstanding the foregoing, interior, non-structural Alterations to the Premises shall not require the prior consent of Landlord (but Tenant shall provide Landlord with prior notice thereof) as long as the estimated cost of such individual Alteration does not exceed $50,000.00.

        6.2  Installation of Alterations. Any Alterations installed by Tenant during the Term shall be done in strict compliance with all of the following.

              (a)  No such work shall proceed without Landlord’s prior approval of (i) Tenant’s contractor(s); (ii) certificates of insurance from a company or companies approved by Landlord, furnished to Landlord by Tenant’s contractor, for combined single limit bodily injury and property damage insurance covering comprehensive general liability and automobile liability, in an amount not less than One Million Dollars ($1,000,000) per occurrence and endorsed to show Landlord and Landlord’s agents as additional insureds, and for workers’ compensation as required by law (provided, however, nothing in this Section 6.2(a) shall release Tenant of its other insurance obligations hereunder); and (iii) detailed plans and specifications for such work to the extent required;

              (b)  All such work shall be done in a first-class workmanlike manner and in conformity with a valid building permit and/or all other permits or licenses when and where required, copies of which shall be furnished to Landlord before the work is commenced, and any work not acceptable to any governmental authority or agency having or exercising jurisdiction over such work, or not done in a first-class workmanlike manner, shall be promptly replaced and corrected at Tenant’s expense. Landlord’s approval or consent to any such work shall not impose any liability upon Landlord. No work shall proceed until and unless Landlord has received at least ten (10) days’ notice that such work is to commence including a commercially reasonable description of the work to be performed including drawings and specifications when necessary;

              (c)  Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in reviewing and approving the plans and specifications for such work or by reason of any faulty work done by Tenant or Tenant’s contractors, or by reason of delays caused by such work, or by reason of inadequate cleanup, or which is otherwise incurred by Landlord to review the plans and specifications; and

              (d)  Tenant or its contractors will in no event be allowed to make any improvements to the Premises which (i) could adversely affect any of the Building systems or any structural modifications to the Building, or (ii) affect the exterior appearance of the Building without first obtaining Landlord’s consent, which Landlord can withhold in its sole and absolute discretion.

              (e)  All work by Tenant shall be scheduled through Landlord and shall be diligently and continuously pursued from the date of its commencement through its completion; and

              (f)  Tenant shall obtain any bonds required by Landlord pursuant to ARTICLE 8 of this Lease.

        6.3  Tenant Improvements—Treatment at End of Lease. All Alterations and any of the Tenant Improvements made by or the Tenant, which are permanent in character and permanently attached to the Building structure, made either by Landlord or Tenant, shall be Tenant’s property during the duration of the Lease Term, and shall then be surrendered to Landlord in good condition, reasonable wear and tear and damage by casualty excepted, upon expiration of the Term or termination of the Lease without compensation to Tenant; provided, however, that at the election of Landlord, exercisable by written notice to Tenant at the time Landlord approves such Alteration, Tenant shall, at Tenant’s sole expense, prior to the expiration of the Term, remove from the Premises that portion of said Alterations which are required to be removed by Landlord in accordance with the terms of this Lease and repair all damage to the Premi ses caused by such removal; provided, however, that Tenant shall have no obligation to remove any of the initial Tenant Improvements installed in the Premises. All of Tenant’s personal property, including movable furniture, trade fixtures, and equipment not attached to the Building or the Premises, may be removed by Tenant prior to the expiration of the Term. Provided, however, that Tenant shall repair all damage caused by such removal prior to the expiration of the Term, and provided further, that any of Tenant’s personal property not so removed shall, at the option of Landlord, if not removed by Tenant within five (5) business days of receipt of notice from Landlord requesting such removal, automatically become the property of Landlord upon the expiration or termination of the Lease. Thereafter, Landlord may retain or dispose of them in any manner (at Tenant’s expense) the personal property not so removed, without any liability whatsoever to Tenant. All costs and expenses incurred by Landlor d in disposing of any such personal property shall be promptly reimbursed to Landlord by Tenant. This obligation of Tenant shall survive the expiration or termination of this Lease.

ARTICLE 7—REPAIRS

        7.1  Landlord’s Repair.

              (a)  Subject to the provisions of Section 7.2, Landlord shall keep in good condition and repair the exterior of the Building, the roof of the Building, the parking lot and the landscaping of the Building as the same may exist from time to time, except for damage which is the result of the negligence or willful misconduct of Tenant or its agents, contractors or employees. Landlord shall have no obligation to make repairs under this Section 7.1 until a reasonable time after receipt of written notice of the need for such repairs. In no event shall any payments owed by Tenant under this Lease be abated, nor shall Landlord have any liability for interruption or interference in Tenant’s business, on account of Landlord’s failure to make repairs under this Section 7.1. Any and all costs incurred by Landlord with respect to the repair obligations set forth in this Section 7.1 shall be in cluded as part of Operating Expenses as set forth in Section 3.7; provided, however, that any costs incurred by Landlord with respect to the replacement of the roof membrane, repaying the parking area and the replacement of any major components of the HVAC shall be amortized over their useful and the annual amortization of such costs, including financing costs, shall be included in Operating Expenses. Notwithstanding the foregoing, any and all costs incurred by Landlord with respect to the floor slab, foundation of the Building, load bearing walls, roof structure and exterior walls shall be the sole responsibility of Landlord and no costs incurred by Landlord with respect thereto shall be included as part of Operating Expenses.

              (b)  In addition to the right of entry set forth in Section 9.1, Landlord and Landlord’s agents, contractors and employees shall have the right to enter the Premises at all reasonable times for the purpose of making repairs to the Building without any liability to Tenant. Landlord shall give reasonable notice to Tenant of Landlord’s intent to enter the Premises and effect repairs, except, however, in an emergency situation, in which case no prior notice shall be required.

        7.2  Tenant’s Repair. Tenant agrees that all repairs to the Premises and the Building not required above to be made by Landlord shall be made by Tenant in order to maintain the Premises in good and sanitary condition and repair at all times during the Lease Term. Except for any casualty loss required to be insured by Landlord pursuant to this Lease, all damage, injury or breakage to any part or portion of the Premises or the Building caused by the willful or negligent act or omission of Tenant or Tenant’s agent, contractors of employees shall be promptly repaired by Tenant within a reasonable amount of time (except in the case of emergency when such repairs can be made immediately), and charge Tenant for the cost of such repairs. Tenant waives all rights to make repairs to the Premises or the Building at the expense of Landlord, or to deduct the cost of such repairs from any payment owed to Landlord under th e Lease.

        Tenant shall, at Tenant’s sole cost and expense, keep the non-structural portion of the Premises and the Building systems (subject to Landlord’s obligations to replace the major components of the HVAC system) in good and sanitary condition and repair at all times during the Term. The Building systems shall include the mechanical, electrical, life safety, security, plumbing, sprinkler systems and the HVAC system and equipment. Tenant shall also keep the whole of the Premises in a clean and sanitary condition according to all Laws, and Landlord shall not be require and/or obligated to make any improvements or repairs to the Premises during the Lease Term. Notwithstanding the foregoing, Tenant shall not be responsible (exclusive of general maintenance of same, which shall remain Tenant’s obligation) to pay any expense with respect to the replacement of any compressors, condensers or other major repairs to the HVAC system, electrical and plumbing systems servicing the Premises during the first twelve (12) months of the Lease Term, unless caused by the negligence or willful misconduct of Tenant or Tenant’s Employees. Tenant hereby acknowledges and agrees that such replacements and repair shall become the obligation of Tenant during the remainder of the Lease Term (subject to Landlord’s obligations to replace the major components of the HVAC system).

        All maintenance and repair work undertaken by Tenant shall be done in a workmanlike manner, leaving the Premises free of liens For labor and materials. If Tenant fails to carry out the provisions of this Article and such failure continues for thirty (30) days after receipt of written notice from Landlord specifying the needed repairs (or such shorter period as may be reasonably specified by Landlord in the event of an emergency or other exigent circumstance), Landlord shall make such repairs, without liability to Tenant for any loss or damage which may result by reason of such repairs, and Tenant shall pay to Landlord upon demand as additional rent hereunder the cost of such repairs plus interest at the Interest Rate.

ARTICLE 8—NO LIENS BY TENANT

        Tenant shall at all times keep the Premises free from any liens missing out of any work performed or allegedly performed, materials furnished or allegedly furnished or obligations incurred by or for Tenant except any work performed by Landlord pursuant to this Lease or the Work Letter Agreement attached hereto as Exhibit “B”. At any time Tenant either desires or is required to make any Alteration (and the cost of such Alteration is reasonably estimate to exceed $50,000.00), Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide to Landlord a completion and/or performance bond in a form and by a surety acceptable to Landlord and in an amount not less than the estimated cost of such Alteration to insure Landlord against liability from mechanics’ and materialmen’s liens and to insure completion of the work and may also require such additional items or assurances as Landlord in its s ole discretion They deem reasonable or desirable, Tenant agrees to indemnify, and hold Landlord harmless from and against any and all claims for mechanics’, materialmen’s or other liens in connection with any alterations, repairs, or any work performed, materials furnished or obligations incurred by or for Tenant, and in connection therewith, Tenant shall provide Landlord with notice of any and all liens filed against the Premises and/or the Building. Landlord reserves the right to enter the Premises for the purpose of posting such notices of non-responsibility as may be permitted by law, or desired by Landlord.

ARTICLE 9—LANDLORD’S RIGHT OF ENTRY TO MAKE REPAIRS

        9.1  Right of Entry. Landlord reserves to sell, after twenty-four (24) hours notice to Tenant (except in the case of an emergency), the right to enter the Premises to inspect the same, to display the Premises to prospective purchasers, lenders or tenants (which right of entry to display the Premises to prospective tenants shall be limited to the last nine (9) months of the Lease Term), to post and maintain any notice deemed necessary by Landlord for the protection of its interest (including, without limitation, notices of non-responsibility), to alter, improve or repair the Premises or any other portion of the Premises (including, without limitation, the subsurface beneath the Premises); all without being deemed guilty of any eviction or Tenant; and Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, and keep and store upon the Premises all tools, materials and equipment necessary for such purpose, provided that the business of Tenant shall be interfered with as little as is reasonably practicable and, except in case of emergency, such work shall be permitted during business hours for the construction industry. Landlord shall use reasonable efforts to minimize interference with Tenant’s business in entering the Premises or conducting any of the activities set forth above. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, except doors to Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may reasonably deem proper to open doors to the Premises in an emergency in order to obtain entry, and any entry to the Premises obtained by Landlord by any of such means or otherwise, shall not under any circumstances be construed or deemed to be a forcibl e or unlawful entry into, or a detainer of, or an eviction of Tenant from, the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant unless said damages are caused or contributed to by Landlord’s willful misconduct or gross negligence. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations, or decorations except as otherwise expressly agreed herein to be performed by Landlord .

ARTICLE 10—UTILITIES AND SERVICES

        Tenant shall be responsible for and shall pay promptly all charges for water, gas electricity, sewer, heat, light, power, telephone, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. If any charges are not paid when due, Landlord may pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as additional rent with interest thereon at the Interest Rate. Landlord shall not be liable in dames or otherwise for any failure or interruption of any utility or other service furnished to the premises. No such failure or interruption shall entitle Tenant to terminate this Lease or withhold or abate Rent or other sums due hereunder.

ARTICLE 11—ASSIGNMENT AND SUBLETTING

        11.1  Right To Assign, Sublease and Encumber. Landlord and Tenant recognize and specifically agree that this Article 11 is an economic provision, like Rent, and that Landlord’s right to recapture and to share in profits is granted by Tenant to Landlord in consideration of certain other economic concessions granted by Landlord to Tenant. Tenant may voluntarily assign or encumber its interest in this Lease or in the Premises or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, upon first obtaining Landlord’s prior consent (which consent shall not be unreasonably withheld or delayed). But only if such assignment or sublease does not conflict with or result in a breach of ARTICLE 5.

        Any assignment, encumbrance or sublease without Landlord’s prior consent shall be voidable, at Landlord’s election, and shall, at Landlord’s further election, constitute a default. No consent sent to an assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this ARTICLE 11.

        11.2  Procedure for Assignment and Sublease/Landlord’s Recapture Rights. Tenant shall advise Landlord by notice of (a) Tenant’s intent to assign, encumber, or sublease this Lease, (b) the same of the proposed assignee or sublessee, and evidence reasonably satisfactory to Landlord that such proposed assignee or sublesee is comparable in reputation, stature and financial condition to the other tenants then leasing comparable space in comparable buildings in the vicinity of the Building (“Comparable Buildings”), and (c) the terms of the proposed assignment or subletting, Landlord shall, within ten (10) days of receipt of such notice, and any additional information reasonably requested by Landlord concerning the proposed assignee’s or sublesee’s financial responsibility, elect one of the following:

              (i)  Consent to such proposed assignment, encumbrance or sublease; or

              (ii)  Refuse such consent, which refusal shall be on reasonable grounds.

        11.3  Conditions Regarding Consent to Sublease and Assignment. In the event that Landlord shall consent to an assignment or sublease under the provisions of this ARTICLE 11, Tenant shall pay Landlord’s processing costs, reviewing costs an attorneys’ fees incurred in giving such consent, with processing costs, reviewing costs and attorney’s fees shall not exceed $2,000,000 for each requested Landlord consent. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for all payments owed by Tenant under the Lease and for compliance with all obligations under the terms, provisions and covenants of the Lease. If for any proposed assignment or sublease requiring Landlord’s consent, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent required by this Lease, or, in the case of the sublease of a portion of the Premises, in excess of such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account, Tenant shall pay to Landlord as additional rent, fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant within five (5) days of its receipt or, in the event the sublessee or assignee makes payment directly to Landlord, Landlord shall refund fifty percent (51)%) of the excess to Tenant; provided, however, that Tenant may deduct from such excess of each such payment of rent or other consideration received by Tenant the actual, reasonable and documented costs of the following to the extent paid by Tenant in connection with the assignment or subletting: (a) brokers’ commissions, (b) attorneys’ fees, (c) the costs of advertising the space for sublease or assignment, (d) any improvement allowance, planning allowance or moving expenses granted to the assignee or sublessee by Tenant, and (e) the unamortized costs of any improvements paid for by Tenant in connection with the transfer. Landlord may, from time to time, request documentation from Tenant supporting the above deductions from excess consideration and Tenant shall supply such supporting documentation to Landlord within five (5)days of Landlord’s request.

        Notwithstanding the foregoing, Tenant shall not be required to pay only of the excess rent or other consideration that Tenant shall receive with respect to any sublease(s) entered into by Tenant and the subtenant(s) for up to the first 30,000 square feet of the Premises during the first six (6) months of the Lease Term, as long as a fully executed copy of such sublease shall have been provided to Landlord within such six (6) month period; provided, however, that any such subleases shall otherwise be subject to the other terms and conditions of this ARTICLE 11.

        11.4  Affiliated Companies/Restructuring of Business Organization. Occupancy of all or part of the Premises by parent, subsidiary, or affiliated companies of Tenant shall not be deemed an assignment or subletting provided that such parent, subsidiary or affiliated companies were not formed as a subterfuge to avoid the obligation of this ARTICLE 11. If Tenant is a corporation which is not traded publicly on the national stock exchange, unincorporated association, trust or general or limited partnership, then the sale, assignment, transfer or hypothecation of any shares, partnership interest, or other ownership interest of such entity which from time to time in the aggregate exceeds fifty percent (50%) of the total outstanding shares, partnership interests or ownership interests of such entity or which effects a change in the management or control of Tenant, or the dissolution, merger, consolidation, or other reorganiza tion of such entity, or the sale, assignment, transfer or hypothecation of more than fifty percent (50%) of the value of the assets of such entity, shall be deemed an assignment subject to the provisions of this ARTICLE 11. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s prior written consent thereto, to sublease all or any portion of the Premises or to assign the Lease to (a) any parent company, (b) a company with which Tenant shall have a “Teaming” or other business relationship (as long as Tenant shall occupy at least seventy-five percent (75%) of the Premises), or (c) an entity that is the result of a merger or acquisition, as long as notice thereof shall have been provided by Tenant to Landlord as soon as reasonably practicable, but in any event no later than fifteen (15) days prior to the effective date of the transfer.

        11.5  Landlord’s Right to Assign. Landlord shall have the right to sell, encumber, convey, transfer, and/or assign any of its rights and obligations under the Lease.

ARTICLE 12—INDEMNIFICATION; INSURANCE

        12.1  Indemnification. Landlord shall not be liable for and Tenant hereby waives all claims against Landlord for damage to any property or injury, illness or death of any person in, upon, or about the Premises arising at any time and from any cause whatsoever other than damages proximately caused by reason of the gross negligence or willful misconduct of Landlord or its agents and employees (“ Landlord’s Employees”). Tenant shall indemnify, defend, and protect Landlord, its successors and assigns, and their respective officers, directors, shareholders, partners and employees (collectively the “Landlord Indemnified Parties”) and hold the Landlord Indemnified Parties harmless from any and all losses, costs, damages, expenses and liabilities (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in the use or occupancy o f the Premises during the Term of this Lease, including, without limiting the generality or the foregoing: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed; (b) the use or occupancy of the Premises by Tenant or any person claiming by, through or under Tenant; (c) the condition of the Premises or any occurrence or happening on the Premises from any cause whatsoever; or (d) any acts, omissions or negligence of Tenant or any person claiming by, through or under Tenant or Tenant’s Employees or any such person, in, on or about the Premises either prior to, during, or after the expiration of the Lease Term, including, without limitation, any acts, omissions or negligence in the making or performance of any alterations, provided, however, that the foregoing indemnification shall not apply to (i) damages proximately caused by reason of the negligence or willful misconduct of any of the Landlor d Indemnified Parties or (ii) casualty losses.

        Landlord shall indemnify, defend and protect Tenant, its successors and assigns, and their respective officers, directors, shareholders, partners and employees (collectively, the “Tenant Indemnified Parties”)and hold the Tenant Indemnified Parties harmless from any and all losses, costs, charges, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any claims for personal injury or property damage that shall occur prior in the Commencement Date and during the period of construction by Landlord of the Base Building and the Tenant Improvements; provided, however, that the foregoing indemnification shall not apply to damages proximately caused by reason of the negligence or willful misconduct or any of the Tenant Indemnified Parties. The provisions of this Section 12.1 shall survive the expiration or sooner termination of this Lease .

        12.2  Insurance.

              (a)  Tenant’s Insurance. Tenant shall have the following insurance obligations:

              (i)  Liability Insurance. Tenant shall obtain and keep in full force a policy of commercial general liability and property damage insurance (including but not limited to automobile, personal injury, broad form contractual liability, owners (i.e., Tenant’s) contractors protective and broad from property damage) under which Tenant is named as the insured and Landlord, Landlord’s agent and any lessors, mortgagees and assignees (whose names shall have been furnished to Tenant) are named as additional insureds and under which the insurer agrees toindemnify and hold Landlord, its managing agent and all applicable lessors, mortgagees and assignees harmless from and against all cost, expense and/or liability arising out of or based upon the indemnification obligations of this Lease. The minimum limits of liability shall be a combined single limit with respect to each occurrence of not less than Five Mill ion Dollars ($5,000,000.00). The policy shall, if such is available on a commercially reasonable basis, contain a cross liability endorsement and shall be primary coverage for Tenant and Landlord for any liability arising out of Tenant’s and Tenant’s Employees’ use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall provide that it is primary insurance and not “excess over” or contributory. The policy shall contain a severability of interest clause. At any time upon the request of a Superior Mortgagee, or otherwise not more frequently than once each year, if, in the opinion of any Superior Mortgagee, Landlord’s lender or of the insurance consultant retained by Landlord, the amount of public liability and property damage insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as required by either Landlord’s lender or Landlord’s insurance consultant; provided however, that in no event sh all any such insurance coverage be increased in excess of that which is from time to time being required by comparable Landlords of comparable tenants leasing comparable amounts of space in Comparable Buildings.

              (ii)  Tenant’s Personal Property Insurance. Tenant at its cost shall maintain on all of its personal property in, on, or about the Premises, an “all risk” property policy including coverage for earthquake sprinkler leakage and coveting not less than one hundred percent (100%)of the full replacement cost valuation. Tenant shall be named as the insured and Landlord, Landlord’s agents and any lessors and mortgagees (whose names shall have been furnished to Tenant) and named as additional insureds as their interests may appear for said insurance. The proceeds from any such policy shall be used by Tenant for the replacement of such personal property, unless the Learn is terminated, in which case Tenant shall be entitled to the proceeds of insurance covering its personal property. To the extent and during the period of time that Tenant is subsequently making Alterations (collectively, “T IA”), Tenant shall procure or cause its contractors to procure insurance including transit and off-site storage for materials to be used for the TIA with Tenant and Landlord’s Agents named as additional insureds to the extent each have an interest in such property. Landlord shall not be responsible for any deductible under Tenant’s policies, nor any personal property that is underinsured or valued at less than one hundred percent (10%) of the replacement cost.

              (iii)  Workers’ Compensation Insurance.   Tenant shall maintain Workers’ Compensation insurance as required by law, and Employer’s Liability insurance in an amount not less than One Million Dollars ($1,000,000.00).

              (iv)  Business Interruption/Extra Expense Insurance. Tenant shall maintain loss of income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings and incurred costs attributable to the perils commonly covered by Tenant’s property insurance described above but in no event less than One Million Dollars ($1,000,000.00). Such insurance will be carried with the same insurer that issues the insurance for the personal property. Landlord shall not be responsible for any deductibles under Tenant’s policies, nor any personal property of Tenant that is underinsured or valued at less than one hundred percent (100%) of the replacement cost.

              Tenant shall maintain rental loss insurance for the benefit of Landlord equal to twelve (12) months of Basic Rent payable by Tenant to Landlord.

              (v)  Other Coverage. Tenant, at its cost, shall maintain such other insurance as Landlord may reasonably require from time to time, but in no event may Landlord require any insurance which is (A) not then being required of comparable tenants leasing comparable amounts of space in Commercial Buildings or (B) not then available at commercially reasonable rates.

              (vi)  Insurance Criteria. All the insurance required to be maintained by Tenant under this Lease shall:

                    (1)  Be issued by insurance companies authorized to do business in the State of California with a financial rating of at least A-VII for any property insurance and A-VII for any liability insurance as rated in the most recent edition of Best’s Insurance Reports or otherwise acceptable to Landlord;

                    (2)  Be issued as a primary policy;

                    (3)  Require thirty (30) days’ written notice from the insurance company to both parties and to Landlord’s lender before cancellation or any material change in the coverage, scope or amount of any policy;

                    (4)  With respect to property loss or damage, a waiver of subrogation must be obtained, as required by Section 12.3; and

                    (5)  Be occurrence coverage.

              (vii)  Evidence of Coverage. A duplicate original policy, or a certificate of insurance with the actual policy attached shall be deposited with Landlord before the earlier of the date Tenant takes possession of the Premises or authorizes anyone to have access to the Premises for any purposes, including the initial installation of its network cabling, telecommunications and furniture systems, and on renewal of the policy a certificate of insurance listing the insurance coverages required hereunder and naming Landlord and any other interested parties as additional insured shall be deposited with Landlord not less than seven (7) days before expiration of the term of the policy.

              (b)  Landlord’s Insurance. Subject to the restrictions on Landlord’s insurance premium and deductible for earthquake insurance set forth in Sections 3.7(I) and 12.2(c), Landlord shall have the following obligations:

              (i)  commercial general liability, public liability, bodily injury and property damage insurance, including without limitation, all-risk policy of fire and extended coverage policy covering one hundred percent (100%) of the full replacement cost valuation of the Building and the Tenant Improvements and earthquake insurance (to the extent available on a commercially reasonable basis);

              (ii)  loss of rent, rent abatement, rent continuation, business interruption insurance, and similar types of insurance;

              (iii)  course of construction insurance; and

              (iv)  such other insurance as is customarily carried by operators of comparable buildings.

              (c)  Restrictions on Earthquake Insurance. In the event the amount of Landlord’s premiums for earthquake coverage shall exceed the caps set forth in Section 3.7(1) (“Excess Earthquake Premium”), then Landlord shall have the option at its sole and absolute discretion to either pay such Excess Earthquake premium (which Excess Earthquake Premium shall not be included as part of Operating Expenses) or terminate such earthquake coverage, unless Tenant shall elect to pay such Excess Earthquake Premium.

              During the ten (10) years Lease term, the amount of the Earthquake Deductible to be included in Operating Expense in the event of the occurrence of an earthquake affecting the Premises during the Lease Term shall be decreased by ten percent (10%) per annum. Therefore, in the event of an occurrence of an earthquake affecting the Premises during the first (1st) Lease year, the amount of the Earthquake Deductible to be included in Operating Expenses shall be one hundred percent (100%) for the first full year of the Lease Term, and on each anniversary of the Commencement Date, the amount of the Earthquake Deductible to be included in Operating Expenses in the event of the occurrence of earthquake affecting the Premises shall be decreased by ten percent (10%)per annum. In the even Tenant shall elect to exercise the Extension Option(s) set forth in Exhibit “F” the amount of the Earthquake Deduct ible then effect during the first (1st) full year of the applicable Extension Period shall again be one hundred percent (100%) subject to the ten percent (10)%) reduction each year thereafter.

        12.3  Waiver of Subrogation. Landlord and Tenant each hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under the other by way of subrogation or otherwise for any loss or damage to property and/or loss of business interruption, extra expense and rental loss insurance caused by fire or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, including, without limitation, any subtenants or occupants of the Premises; provided, however, that this release shall be applicable and in force and effect only to the extent that such release shall be lawful at that time and in any event only with respect to loss or damage occurring during such time as the releasing party’s insurance policies shall contain a clause or endorsement to the effect that stroll release shall not adversely affect or impair said policies or prejudice the right of the releasing party to recover thereunder, and then only to the extent of the sum of (a) the deductible amount under the applicable insurance policy plus (b) the collected insurance proceeds actually received under such insurance policy; provided, however, that if Tenant this to obtain and/or maintain in full force and effect the insurance coverage required of Tenant under Section 12,2 Tenant (including without limitation the required waiver of subrogation endorsement as described below and the required naming of Landlord as additional named insured), Tenant shall nevertheless release (and shall be deemed to have released) Landlord from any liability as set forth above, as fully as Tenant had not so failed to obtain and/or maintain such insurance coverage, but Landlord shall in such event not release (or be deemed to have released) any liability of Tenant to Landlord for such event. Each party shall cause each policy for property damage insurance to include a provision permitting such a release of liability (commonly referred to as a waiver of subrogation endorsement) as described above; provided, that if an insurer will not include such a provision in such policy or if the inclusion of such a provision would involve all additional premium in excess of fifteen percent (15%) of the premium which would otherwise be charged, the party carrying the policy shall so advise the other party within a reasonable time. If the other party notifies the party carrying the policy that it desires such a provision to be included in the policy, the party carrying the policy shall use its best efforts to cause such a provision to be so included provided the other party shall promptly pay all premiums therefore over and above said fifteen percent (15%) excess premium.

ARTICLE 13—DAMAGE OIL, DESTRUCTION

        13.1  Loss Covered By Insurance. If, at any time prior to the expiration or termination of this Lease, the Premises or the Building is wholly or partially damaged or destroyed by a casualty, the loss to Landlord from which is (except for any applicable deductible) fifty covered by insurance maintained by Landlord, which casually renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then:

              (a)  Repairs Which Can Be Completed Within One (1)Year: Within sixty (60) days of the occurrence of a damage or destruction, Landlord shall provide Tenant with notice of its determination of whether the damage or destruction can be repaired within one (1) year or such damage or destruction without the payment of overtime or other premiums, If all repairs to the Premises or the Building can, in Landlord’s reasonable judgment, be completed within one (1) year following the date of such damage or destruction without the payment of overtime or other premiums, Landlord shall, at Landlord’s expense (using proceeds available from the insurance listed in Section 12.2), repair the same and this Lease shall remain in full force and effect and a proportionate reduction of the Rent shall be allowed Tenant for such portion of the Premises as shall be rendered inaccessible to Tenant, an d which is not used by Tenant, during the period of time that such portion is unusable or inaccessible and not used by Tenant.

              (b)  Repairs Which Cannot Be Completed Within One (1) Year. If all such repairs to the Premises or the Building cannot, in Landlord’s reasonable judgment be completed within one (1) year knowing the date of such damage or destruction without the payment of overtime or other premiums, Landlord shall notify Tenant of such determination and Landlord may, at Landlord’s sole and absolute discretion, upon written notice to Tenant given within sixty (60) days of the occurrence of such damage or destruction, elect to repair such damage or destruction at Landlord’s expense, in which event, this Lease shall continue in full force and effect but the Rent shall be proportionately reduced as hereinabove provided in Section l3.1(a). If Landlord does not elect to make such repairs, then either Landlord or Tenant may, upon written notice to the other party given within ninety (90) da ys after the occurrence of such damage or destruction, elect to terminate this Lease as of the date of such damage or destruction.

        13.2  Loss Not Covered By Insurance. If at any time prior to the expiration or termination of this Lease, the Premises or the Building is totally or partially damaged or destroyed from a casualty, the loss to Landlord from which is not fully covered by insurance maintained by Landlord or for Landlord’s benefit, which damage renders the Premises inaccessible or unusable to Tenant in the ordinary course of its business, Landlord may, at its option, upon written notice to Tenant within sixty (60) days after the occurrence of such damage of destruction, elect to repair or restore such damage or destruction, or Landlord may elect to terminate this Lease. If Landlord has elected to repair or restore such damage or destruction, Landlord shall commence to make such repair as soon as reasonably possible and shall complete such repair as soon as reasonably possible, andthis Lease shall continue in full force and effect but Rent shall be proportionately reduced as provided in Section l3.113.1(a). If Landlord does not elect by notice to Tenant to repair such damage the Lease shall terminate.

        13.3  Destruction During Final Year. Notwithstanding anything to the contrary contained in Section 13.1 and 13.2, if the Premises or the Building is wholly damaged or destroyed or if the Premises or the Building is partially damaged or destroyed within the final twelve (12) Months of the Term of this Lease, or, if an applicable renewal option has been exercised, during the last year of any renewal term and repair of the damage would take more than sixty (60) days from the date of such damage, then either Landlord or Tenant may, at its option, by notice to the other party within thirty (30) days after the occurrence of such damage or destruction, elect to terminate the Lease.

        13.4  Destruction of Tenant’s Personal Property. In the event of any damage to or destruction of the Premises, under no circumstances shall Landlord be required to repair any injury, or damage to, or make any repairs to or replacements of, Tenant’s personal property.

        13.5  Exclusive Remedy. This ARTICLE 13 contains Tenant’s sole and exclusive remedies in the event of damage or destruction to the Premises, and Tenant as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant’s rights under California Civil Code Sections 1932 and 1933(4). No damages, compensation or claim shall be payable by Landlord for any inconvenience, interruption or cessation of Tenant’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises.

ARTICLE 14—EMINENT DOMAIN

        14.1  Permanent Taking.—When Lease Can Be Terminated. If (a) the whole of the Premises, or so much of the Premises as to render the balance unusable by Tenant, shall be taken under the power of eminent domain, or (b) a partial taking shall occur under the power of eminent domain so as to materially interfere with Tenant’s use of the Premises, the Lease shall automatically terminate as of the date of final judgment in such condemnation, or as of the date possession is taken by the condemning authority, whichever is earlier. A sale by Landlord under threat of condemnation shall constitute a “taking” for the propose of this ARTICLE 14. No award for any partial or entire taking shall be apportioned and Tenant assigns to Landlord any award which may be made in such taking or condemnation, together with all rights of Tenant to such award, including, without limitation, any award or compensation for the v alue of all or any part of the leasehold estate; provided that nothing contained in this ARTICLE 14 shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for (a) the taking of Tenant’s Personal Property, (b) interruption of or damage to Tenant’s business, or (c)Tenant’s unamortized cost of the Tenant Improvements to the extent paid for by Tenant. Furthermore, nothing contained in this ARTICLE 14 shall limit or restrict the right of Tenant to file an individual claim against the condemning authority for its individual award.

        14.2  Permanent Taking 1—When Lease Cannot Be Terminated. In the event of a partial taking which does not result in a termination of the Lease under Section 14.1, Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord shall restore the Premises or the Building to the extent of available condemnation proceeds.

        14.3  Temporary Taking. No temporary taking of the Premises or any part of the Premises and/or of Tenant’s rights to the Premises or under this Lease shall terminate this Lease or give Tenant any right to any abatement of any payments owed to Landlord pursuant to this Lease; any award made to Tenant by reason of such temporary, taking shall belong entirely to Tenant.

        14.4  Exclusive Remedy. This ARTICLE 14 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation. Tenant hereby waives the benefit of California Code of Civil Procedure Section 1265.130.

        14.5  Release Upon Termination. Upon termination of the Lease pursuant to this ARTICLE 14, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to the Lease to the same extent as if the Lease had expired on the date of such termination, except for such obligations and liabilities which arise or accrue prior to such termination, and except for any contingent obligations of the parties which, pursuant to the other terms of this Lease, would have survived the expiration or termination hereof:

ARTICLE 15—TENANT DEFAULT

        Each of the following shall be an Event of Default by Tenant and a material breach of the Lease:

              (a)  Tenant shall fail to make any payment owed by Tenant under the Lease, as and when due, and where such failure is not cured within a period of five (5) days following notice to Tenant from Landlord.

              (b)  The abandonment of the Premises by Tenant, or the vacation (defined to be thirty (30) or more days of continued absence from the Premises) of the Premises by Tenant.

              (c)  Tenant shall fail to observe, keep or perform any of the terms, covenants, agreements or conditions under the Lease that Tenant is obligated to observe or perform, other than that described in such paragraph (a) above, for a period of thirty (30) days after notice to Tenant of said failure; provided however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default under the Lease if Tenant shall commence the cure of such default so specified within said thirty (30) day period and shall diligently prosecute the same to completion.

              (d)  To the extent permitted by law, a general assignment by Tenant for the benefit of creditors, or the filing by or against Tenant of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant the same is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant unless possession is restored to Tenant within sixty (60) days, or any execution, attachment, levy, sale or other judicially authorized seizure or dismissal of Tenant’s leasehold interest hereunder or of all or substantially all of Tenant assets located upon the Premises or of Tenant’s interest in this Lease, unless in the case of an attachment, levy or seizure the same shall be discharged within sixty (60) days.

ARTICLE 16—LANDLORD REMEDIES AND RIGHT’S

        16.1  Termination of Lease. In the event of any Event of Default by Tenant, Landlord shall have the right, in addition to all other rights available to Landlord under this Lease now or later permitted by law or equity, to terminate this Lease by providing Tenant with a notice of termination or, at Landlord’s election, to terminate Tenant’s right of possession without terminating this Lease. Upon termination of this Lease, Landlord may recover as damages the Rent that Landlord would have received had Tenant not defaulted, plus attorneys’ fees, court costs, additional brokerage costs, additional design and construction costs, and any other costs reasonably incurred by Landlord to mitigate damages. Landlord agrees to use commercially reasonable efforts to mitigate damages, as well as any other damages to which Landlord is entitled to recover under any statute now or later in effect, including those damages provided in California Civil Code Section 1951.2. Landlord’s damages include (to the extent not duplicative of the foregoing) the worth, at the time of any award, of the amount by which the unpaid Rent (which may, at Landlord’s election be accelerated to be due and payable in full as of the Event of Default and recoverable in damages as a lump sum) for the balance of the term after the time of the award exceeds the amount of the rental loss that the Tenant proves could be reasonably avoided. The worth at the time of award shall be determined by discounting to present value such amount at one percent (1%) more than the discount rate of the Federal Reserve Bank in San Francisco in effect at the time of the award. All damages to which Landlord is entitled shall earn interest at the interest Rate.

        16.2  Continuation of Lease. In accordance with California Civil Code Section 1951.4 (and any successor statute), Tenant acknowledges that in the event Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate the Lease, which Landlord shall not be required to do, or be deemed to have done without unequivocal written notification to Tenant of such election, even though Landlord may have terminated Tenant’s right to possession (which will correspondingly terminate Tenant’s right to sublease and/or assign), and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet (including reletting) the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’ s interest under this Lease shall not constitute a termination of this Lease. In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover Rent (as defined in Section 3.2) as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

        16.3  Right of Entry. In the event of any default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to enter the Premises and remove all persons and personal property from the Premises, such property being removed and stored in a public warehouse or elsewhere at Tenant’s sole cost and expense. No removal by Landlord of any persons or property in the Premises shall constitute an election to terminate this Lease. Such an election to terminate may only be made by Landlord in writing. Landlord’s right of entry shall include the right to remodel the Premises and re-let the Premises. All costs incurred in such entry and re-letting shall be paid by Tenant. Rents collected by Landlord from any other tenant which occupies the Premises shall be offset against the amounts owed to Landlord by Tenant. Tenant shall be responsible for any amounts not recovered by Landlord from any other tenant. Any payments made by Tenant shall be credited to the amounts owed by Tenant in the sole order and discretion of Landlord, irrespective of any designation or request by Tenant. No entry by Landlord shall prevent Landlord from later terminating the Lease by written notice.

        16.4  Right to Perform. If an Event of Default occurs, Landlord may perform such covenant or condition at its option, after notice to Tenant. All costs incurred by Landlord in so performing shall immediately be reimbursed to Landlord by Tenant, together with interest at the Interest Rate computed from the date incurred by Landlord. Any performance by Landlord of Tenant’s obligations shall not waive or cure such default.

        16.5  Remedies Not Exclusive. The rights and remedies of Landlord and Tenant set forth herein are not exclusive, and Landlord and Tenant may exercise any other right or remedy available to it under this Lease, at law or in equity except as otherwise expressly set forth herein.

        16.6  Assignment of Rents. Tenant assigns to Landlord all subrents and other sums falling due from subtenants, licensees and concessionaires (herein called “ subtenants”) during any period in which Tenant is in default and Tenant shall not have any right to such sums during that period. Landlord may at Landlord’s election reenter the Premises, without terminating this Lease, and either or both collect these sums or bring action for the recovery of the sums directly from such obligors. Landlord shall receive and collect all subrents and proceeds from reletting, applying them in the following order of priority: (a) to the payment of all costs incurred by Landlord in restoring the Premises to good order and repair, or in remodeling, renovating or otherwise preparing the Premises for reletting, (b) to the payment of all costs (including, without limitation, attorneys’ fees or brokers’ commissions o r both) incurred by Landlord in reletting the Premises, and in fulfilling Landlord’s obligations with respect to such reletting (such as, by way of example, providing services or utilities), (c) to the payment of Rent (and any interest thereon) due and unpaid hereunder, and (d) the balance, if any, to the payment of future Rent as the same may become due hereunder. Tenant shall nevertheless pay to Landlord on the due date specified in this Lease the equivalent of all sums requested of Tenant under this Lease, plus Landlord’s expenses, less proceeds of the sums assigned and actually collected under this provision.

        16.7  Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance or any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

        16.8  Bankruptcy. If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. § 101 et seq., or any successor statute (the “Bankruptcy Code”) to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant then notice of such proposed assignment, setting forth (a) the name and address of such person, (b) all of the terms and conditions of such offer, and (c) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competen t jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer, made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

ARTICLE 17—ATTORNEYS’ FEES

        If either Landlord or Tenant commences or engages in, or threatens to commence or engage in, any action or litigation or arbitration against the other party arising out of or in connection with the Lease, the Premises or the Building, including but not limited to, any action for recovery of any payment owed by either party under the Lease, or to recover possession of the Premises, or for damages for breach of the Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees any other costs incurred in connection with the action and in preparation for said action.

ARTICLE 18—SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE

        18.1  Subordination Attornment and Non-Disturbance. This Lease shall be subject and subordinate at all times to the lien of any mortgage, deed of trust or other security interest (“mortgage”) now existing or hereafter executed in any amount which effects the Premises or for which Landlord’s interest or estate in the Premises is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such liens to this Lease. In the event that any mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, have the right to attorn to, and shall attorney to, and become Tenant of, the successor in interest to Landlord on all of the terms and conditions contained in this Lease. Tenant covenants and agrees to execute and deliver, within five (5) days of request by Landlord and in the form requested by Landlord, any additional instruments evidencing the priority or subordination of this Lease with respect to the lien of any such mortgage. A condition precedent to the subordination herein and to the execution of any future instrument of subordination is that Landlord shall obtain for the benefit of Tenant a non-disturbance and adornment agreement from the lender in whose favor the subordination is given, in content reasonably acceptable to Tenant. Tenant shall promptly review and execute any non-disturbance agreement submitted to Tenant by Landlord which meets with the requirements of this Section, and shall promptly advise Landlord if Tenant disapproves of any such proposed agreement. Said agreement shall provide that (a) Tenant will not be named or joined in any proceeding to enforce the mortgage unless such is required by law in order to perfect the proceeding, (b) enforcement of the mortgage will not terminate the Lease or disturb Tenant in the possession and use of the Premises, unless Tenant is in default beyond the period provided in the Lease to remedy the default, and (c) any party succeeding to the interest of the Landlord as a result of the reinforcement of the mortgage shall be bound to the Tenant under all the terms, covenants and conditions of this Lease from and after the date of succeeding to the Landlord’s interest under this Lease and for the balance of the term of the Lease, except that in no event will such party be liable for claims arising prior to the date of succession, or be subject to offsets or offsets or defenses Tenant might have against a prior Landlord, or be bound by any amendment to the Lease made without the lender’s consent, or be liable for completion of construction of any improvements, or be bound by any Rent payments made more than one month in advance to the prior Landlord, and (d)Tenant is obligated to attorn to any party succeeding to the interest of the Landlord as a result of the enforcement of a mortgage.

        Landlord hereby represents and warrants that, as of the date hereof, there are no mortgages in effect which affect the Premises or for which Landlord’s interest or estate in the Premises is specified as security.

        18.2  Landlord’s Right to Assign. Landlord’s interest in the Lease may be assigned to any mortgagee or trust deed beneficiary as additional security. Nothing in this Lease shall empower Tenant to do any act without Landlord’s prior consent which can, shall or may encumber the title of the owner of all or any part of the Premises.

        18.3  Non-Disturbance. Notwithstanding any of the provisions of this ARTICLE 18 to the contrary, Tenant shall be allowed to occupy the Premises, subject to the conditions of this Lease, and this Lease shall remain in effect until an event of default occurs, or until Tenant’s rights are modified because of a condemnation proceeding pursuant to ARTICLE 14, or because of the occurrence of damage and destruction pursuant to ARTICLE 13 of the Lease.

ARTICLE 19—RULES AND REGULATIONS

        Tenant shall faithfully observe and comply with the Building roles and regulations (“Rules and Regulations”), a copy of which is attached to this Lease as Exhibit “ D”, and all reasonable modifications and additions to the Rules and Regulations from time to time put into effect by Landlord; provided, however, that no modifications or additions to the Rules and Regulations shall interfere with Tenant’s permitted use of the Premises as set forth in Section 5.1.

ARTICLE 20—HOLDING OVER

        20.1  Surrender of Possession. Tenant shall surrender possession of the Premises immediately upon the expiration of the Term or earlier termination of Lease. If Tenant shall continue to occupy or possess the Building after such expiration or termination without the consent of Landlord, then unless Landlord and Tenant have otherwise agreed in writing, Tenant shall be a tenant from month-to-month. All the terms, provisions and conditions of the Lease shall apply to this month-to-month tenancy except those terms, provisions and conditions pertaining to the Term and except that the monthly Base Rent shall be immediately adjusted upward upon the expiration or termination of the Lease to equal the greater of (a) one hundred fifty percent (150%) of the then fair market rent for similar commercial space, as determined by Landlord, or (b) one hundred fifty percent (150%) of the monthly Base Rent for the Premises in effect unde r this Lease during the month which includes the day immediately prior to the date of the expiration or termination of the Lease (“Base Term Rent”). This month-to-month tenancy may be terminated by Landlord or Tenant upon ten (10) days’ prior notice to the non-terminating party. In the event that Tenant fails to surrender the Premises immediately upon the expiration of the Term or earlier termination of the Lease, then Tenant shall indemnify and hold Landlord harmless against all damages, loss or liability resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after said termination or expiration of any related attorneys’ fees and brokerage commissions.

        20.2  Payment or Money After Termination. No payment of money by Tenant to Landlord after the termination of the Lease by Landlord or after the giving of any notice of termination to Tenant by Landlord which Landlord is entitled to give Tenant under the Lease, shall reinstate, continue or extend the Term of the Lease or shall affect any such notice given to Tenant prior to the payment of such money, it being agreed that after the service of such notice or the commencement of any suit by Landlord to obtain possession of the Premises, Landlord may receive and collect when due any and all payments owed by Tenant under the Lease, and otherwise exercise its rights and remedies the making of any such payments by Tenant shall not waive such notice, or in any manner affect any pending suit or judgment obtained.

ARTICLE 21—INSPECTIONS AND ACCESS

        Upon reasonable prior notice of at least one (1) day, except in case of emergency or upon the requirement of any applicable governmental authority (e.g., surprise inspection), in any of which events no such notice shall be required, Landlord may enter the Premises at all reasonable hours by means of a master key or otherwise for any reasonable purpose. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such entry by Landlord is necessary or permitted under the Lease, Landlord may enter by means of a master key without liability to Tenant except for any failure to exercise due care for Tenant’s Personal Property, and without affecting the Lease. In any event, any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible.

ARTICLE 22—REAL AND PERSONAL PROPERTY TAXES

        Subject to Tenant’s right to contest as set forth below, Tenant shall pay the Real Property Taxes now or hereafter levied against the Premises and the Building during the Term of this Lease. Tenant may contest the amount or validity of such Real Property Taxes by appropriate proceedings; provided, however, that Tenant shall promptly pay such taxes unless such proceedings shall operate to prevent or stay the collection of the tax so contested. Landlord shall join in any such proceedings if any law shall so require, providing that Tenant shall indemnify Landlord against any liability, cost or expense in connection therewith, including, without limitation, actual attorneys’ fees and costs. Real Property Taxes shall be defined as all actual taxes, assessments, levies, charges and other similar or governmental charges levied or assessed on, imposed upon or attributable to the calendar year in question to the Premises, and/or to t he operation of the Premises, including but not limited to Real Property Taxes against the Premises, personal property taxes or assessments levied or assessed against the Premises, but excluding any tax measured by gross rentals received from the Premises, any net income, franchise, capital stock, succession, transfer, gift, estate or inheritance taxes imposed by the State of California or the United States or by their respective agencies, branches or departments. Real Property Taxes shall also include any increase or reassessment in real property taxes and assessment in excess of two percent (2%) of the Real Property Taxes for the previous year resulting from either (a) any sale, transfer or other change in ownership of the Premises during that portion of the Lease Term the expiration of the first four (4) years following the Commencement Date or from major alterations, improvements, modifications or renovations to the Premises, or (b) any action, including, without limitation, judicial action or action by initiative, which serve to repeal, modify and/or limit the application of Article XIIIA of the California Constitution (otherwise known as Proposition 13).

        22.1  Proration. Tenant’s liability to pay Real Property Taxes shall be prorated on the basis of a 365 day year to account for any fractional portion of a fiscal lax year included at the commencement or expiration of the Term. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvements or other bonds or may be paid in annual installments, only the amount of such annual installment (with appropriate portion for any partial year) and interest due thereon shall be included with the computation of the annual Real Property Taxes levied against the Premises.

        22.2  Payment on Expiration of Term. If this Lease terminates on a date earlier than the end of a fiscal year, Landlord shall deliver to Tenant a statement setting forth the amount of Real Properly Taxes to be paid by Tenant prorated to the date of termination. Tenant shall pay to Landlord such prorated amount within twenty (20) days of Tenant’s receipt of the statement.

        22.3  Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant’s Personal Property in, on or about the Premises. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord. If Tenant shall fail to timely pay such personal property taxes, Landlord shall have the right, but not the obligation, to: (i) pay the same, in which case Tenant shall immediately repay such amount to Landlord including interest at the Interest Rate from the date paid by Landlord until the date of payment by Tenant; and (ii) exercise any and all remedies available to Landlord pursuant to ARTICLE 16.

ARTICLE 23—SURRENDER OF LEASE

        The voluntary or other surrender of the Lease by Tenant, or a mutual cancellation of the Lease, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it, of Tenant’s interest in any or all such subleases or subtenancies.

ARTICLE 24—WAIVER

        The waiver by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, agreement, condition or provision of this Lease, nor shall any custom or practice which may develop between the parties in the administration of the Lease be construed to waive or lessen the right of Landlord or Tenant to insist upon the performance by the other in strict accordance with all of the terms, covenants, agreements, conditions, and provisions of the Lease. The subsequent acceptance by Landlord of any payment owed by Tenant to Landlord under the Lease, or the payment of Rent by Tenant, shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, agreement, condition or provision of the Lease, other than the failure, of Tenant to make the specific payment so accepted by Landlord, regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of the making or acceptance of such payment.

ARTICLE 25—SALE BY LANDLORD

        In the event Landlord shall sell, assign, convey or transfer all or a part of its interest in the Building or any part of the Building, Tenant agrees to attain to such transferee, assignee or new owner, and upon consummation of such role, conveyance or transfer, Landlord shall automatically be freed and relieved from all liability and obligations accruing or to be performed from and after the date of such sale, transfer, or conveyance.

ARTICLE 26—NO LIGHT AND AIR EASEMENT

        Any diminution or shutting off of light or air by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall not affect the Lease, abate any payment owed by Tenant under the Lease (except pursuant to ARTICLE 12, ARTICLE 13 and ARTICLE 14 of this Lease) or otherwise impose any liability on Landlord.

ARTICLE 27—FORCE MAJEURE

        Any prevention, delay or stoppage caused by fire, earthquake, explosion, flood, hurricane, the elements, or any other similar cause beyond the reasonable control of the party from whom performance is required, or any of their contractors; acts of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents, war, invasion, insurrection, rebellion; riots; strikes or lockouts, or inability to obtain necessary materials, goods, equipment, services, utilities or labor shall excuse the performance of such party for a period equal to the duration of such prevention, delay or stoppage; provided, however, in no event shall financial incapability excuse the performance of either party.

ARTICLE 28—ESTOPPEL CERTIFICATES

        Within twenty (20) days after request by Landlord transmitted to Tenant by certified mail, return receipt requested, Tenant shall execute and deliver to Landlord a statement in such form as Landlord may reasonably request, or as a prospective purchaser or encumbrancer of the Premises may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or of all or any portion of the Premises. Tenant’s failure to deliver such statement within twenty (20) days of Landlord’s written request therefor shall be a binding agreement of Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) that them are no uncured defaults in Landlord’s performance hereunder; and (iii) that not more than one monthly installment of the Minimum Annual Rent has been paid in advance. Further, such failure to delive r such certificate by Tenant (showing any exceptions to any of the statements of fact required thereby) shall be a material breach of this Lease.

ARTICLE 29—RIGHT TO PERFORMANCE

        All covenants and agreements to be performed by Tenant under the Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to perform any act on its part to be performed under the Lease, and such failure shall continue for three (3) days after notice thereof to Tenant (provided that no notice shall be required in cases of emergency), Landlord may, but shall not be obligated to do so, without waiving or releasing Tenant from any obligations of Tenant, perform any such act on Tenant’s part to be made or performed as provided in the Lease. All costs incurred by Landlord with respect to any such performance by Landlord (including reasonable attorneys’ fees) shall be immediately paid by Tenant to Landlord.

ARTICLE 30—SECURITY DEPOSIT

        Tenant shall deposit with Landlord concurrently with Tenant’s execution of this Lease, the sum of One Million Dollars ($1,000,000.00) as the security deposit (the “ Security Deposit”). The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay Rent when due, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall within 10 days after demand therefor deposit cash with Landlord in an am ount sufficient to restore the Security Deposit to the full amount thereof and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general accounts. As long as there shall not have occurred any default by Tenant in the performance of its obligations under this Lease during the first sixty (60)months of the Lease Term, Landlord shall, on the first (1st) day of the sixty-first (61st)month of the Lease Term (“Reduction Date”) return to Tenant that portion of the Security Deposit such that the remaining Security Deposit then held by Landlord shall be equal to the Base Rent for the last month of the Lease Term, i.e., to $204,952.00 (“Reduced Security Deposit”). The Reduced Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, with interest on the Security Deposit and the Reduced Security Deposit at the Interest Rate, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder)at the expiration of the term hereof or earlier termination, and after Tenant has vacated the Premises in accordance with the terms of this Lease; provided, however, that upon the occurrence of a default by Tenant under the Lease, interest shall stop accruing on the Security Deposit and the Reduced Security Deposit, as applicable. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit.

        In lieu of depositing cash with Landlord as the Security Deposit, Tenant may deliver to Landlord concurrent with the execution by Tenant of this Lease, an unconditional, clear, irrevocable letter of credit (“Tenant L-C”) in the initial amount of $1,000,000.00, which Tenant L-C shall be issued by a money-center bank (a bank which has a local San Jose officer which will negotiate a letter of credit and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which Tenant L-C shall be in a form and content reasonably accountable to Landlord. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Tenant L-C. Until the reduction Date, the required amount of the Tenant L-C shall remain at $1,000,000.00. As long as there shall not have occurred any default by Tenant in the performance of its obligations under this Lease during the first sixty (60) months of the Lease Term, Tenant shall, on the Reduction Date, deliver to Landlord a Tenant L-C in the amount of the last month’s Base Rent or $204,957.00. (“Substitute Tenant L-C”), and Landlord shall, pursuant to its receipt of the Substitute Tenant L-C, return to Tenant the original Tenant L-C.

        The Tenant L-C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Lease Term. The Tenant L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. If Tenant is in default under the Lease with all applicable cure periods having expired during the Lease Term, Landlord may, but shall not be required to, draw upon all or any portion of the Tenant L-C; for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of such Tenant default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of a Tenant default as set forth herein. The use, application or retention of the Tenant L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Tenant L-C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the Tenant L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “Tenant L-C Security Deposit”). If any portion of the Tenant L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the Tenant L-C Security Deposit) in an amount sufficient to cause the sum of the Tenant L-C Security Deposit and the amount of the remaining Tenant L-C to be equivalent to the amount of the Tenant L-C then required under this Lease or (ii) reinstate the Tenant L-C to the amount then required under this Lease, and if any portion of the Tenant L-C Security Deposit is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the Tenant L-C Security Deposit) in an amount sufficient to restore the Tenant L-C Security Deposit to the amount then required under this Lease.

        In the event Tenant shall elect to amortize the Additional Improvement Allowance, as more particularly set forth in Section 6(c) of the Work Letter Agreement, the amount of such Additional Improvement Allowance shall be added to either the Security Deposit or Tenant L-C, as applicable.

ARTICLE 31—SECURITY SERVICES

        Tenant shall, at its sole cost and expenses, provide on-site Building security and equipment, personnel, procedures and systems as determined by Tenant in its sole and absolute discretion, and Landlord shall have no liability and/or obligation with respect to providing security to the Building.

ARTICLE 32—NOTICES

        All notices, requests, consents, approvals, payments in connection with the Lease, or communications that either party desires or is required or permitted to give or make to the other party under the Lease shall only be deemed to have been given, made and delivered, when made or given in writing and personally served, or deposited in the United States mail, certified or registered mail, postage prepaid, or sent by reputable overnight carrier (e.g., Federal Express) and addressed to the parties as follows: If to Tenant, at the address(es) as specified Tenant in provision (m) of the Fundamental Lease Provisions, or to such other place as Tenant may from time to time designate in a notice to Landlord given in the manner set forth in this ARTICLE 32; if to Landlord, at the address(es) specified for Landlord in provision (n) of the Fundamental Lease Provisions or to such other places as Landlord may from time to time designat e in a notice to Tenant given in the manner set forth in this ARTICLE 32.

ARTICLE 33—SIGNAGE AND BUILDING IDENTITY

        Tenant, at Tenant’s sole cost and expense, shall be entitled to install two (2) exterior signs on the Building and additional signs in the designated “signage area” located in the area immediately in front of and adjacent to the Premises. Except for the foregoing, Tenant shall have no right to maintain Tenant identification signs in any other location in, on or about the Premises and shall not display or erect any other signs, displays, or other advertising materials that are visible from the exterior of the Building. The size, design, color and other physical aspects of the permitted signs shall be subject to Landlord’s written approval prior to installation, which approval shall not be unreasonably withheld, and shall also be subject to any covenants, conditions or restrictions encumbering the Premises and any applicable municipal or other governmental permits and approvals.

        Tenant shall be responsible for the removal of its signs, and the cost of repairing any resulting damage to the Building upon the termination or expiration of the Lease. If Tenant fails to maintain its signs or if Tenant fails to remove same upon termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s cost. Tenant shall reimburse Landlord for all actual costs incurred by Landlord to effect such removal.

ARTICLE 34—ROOF RIGHTS

        During the Term of the Lease (as it may be extended), Tenant shall have the right (without the payment of rent) to install and maintain, on the roof of the Building, satellite, dishes, television antennas, related receiving equipment, related cable connections and any and all other related equipment (collectively, “Satellite Dish”) required in connection with Tenant’s communications and data transmission network. In addition to the foregoing, Tenant shall, at its option exercisable by a thirty (30) days’ notice to Landlord, have the right to use additional space on the roof of the Building for Tenant’s additional HVAC equipment and any and all related equipment to accommodate Tenant’s excess HVAC requirements (collectively, “HVAC Unit”). Furthermore, the exact location of any such Satellite Dish or HVAC Unit shall be mutually acceptable to both Landlord and Tenant and Tenant shall have secured, at Tenant’s sole cost and expense, the approval of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals and permits for the Satellite Dish and the HVAC Unit, and shall provide copies of such approvals and permits to Landlord, prior to commencing any work with respect to such Satellite Dish and the HVAC Unit. Tenant shall be permitted to alter its Satellite Dish in connection with technological upgrades, in accordance with General Condition A. Tenant shall pay for any and all costs and expenses in connection with the installation, maintenance, use and removal of the Satellite Dish and the HVAC Unit, but in no event shall Tenant be obligated to pay Landlord any additional rental for that portion of the roof of the Building on which the Satellite Dish and the HVAC Unit shall be located. Furthermore, Tenant shall, at its sole and absolute discretion when it deems it as necessary or appropriate to do so, repair and maintain the Satellite Di sh and the HVAC Unit. Upon the expiration of the Term or the termination of the Lease, Tenant shall remove the Satellite Dish and the HVAC Unit and repair any damage to the roof resulting therefrom.

ARTICLE 35—MISCELLANEOUS

        35.1  Authorization to Sign Lease. Tenant or Landlord is a corporation or a limited liability company, each individual executing the Lease on behalf of such party represents and warrants that he/she is duly authorized to execute and deliver the Lease on behalf of such party. If such party is a partnership or trust, each individual executing the Lease on behalf of such party represents and warrants that he/she is duly authorized to execute and deliver the Lease on behalf of such party in accordance with the terms of such entity’s partnership agreement or trust agreement, respectively.

        35.2  Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties h ereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

        35.3  Separability. The illegality, invalidity or unenforceability of any term, condition, or provision of the Lease shall in no way impair or invalidate any other term, provision or condition of the Lease, and all such other terms, provisions and conditions shall remain in full force and effect.

        35.4  Gender and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and, when appropriate, shall refer to action taken by or on behalf of Landlord or Tenant by their respective employees, agents, or authorized representatives. Words in masculine gender include the feminine and neuter. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The section and article headings of the Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof. Subject to the provisions of ARTICLE 11 and ARTICLE 25, and except as otherwise provided to the contrary in this Lease, the terms, conditions and agreements of this Lease shall apply to and bind the heirs, successors, legal representatives and permitted assigns of the parties hereto. The Lease shall be governed by and construed pursuant to the laws of the State of Washington.

        35.5  Exhibits. Exhibits “A,” “B,” “C,” “D,” “E” and “F,” attached to the Lease, together with any exhibits and schedules which are a part thereof, are hereby incorporated by this reference and made a part of the Lease.

        35.6  Governmental Programs. Tenant hereby covenants and agrees, at its sole cost and expense, to participate in and cooperate with the requirements of any and all governmental programs, including, without limitation any transportation system management programs or recycling programs, adopted for the Building and/or the area in which the Building is located by any governmental entity having jurisdiction.

        35.7  Quiet Enjoyment. Landlord covenants and agrees that Tenant, upon making all of Tenant’s payments as and when due under the Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the term of this Lease without hindrance or molestation from Landlord subject to the Terms and provisions of this Lease.

        35.8  No Recordation. Landlord and Tenant agree that in no event and under no circumstances shall the Lease be recorded by Tenant but Landlord shall execute, at Tenant’s request, and allow Tenant to record, a short term Memorandum of Lease.

        35.9  Cumulative Remedies. No remedy or election provided, allowed or given by any provision of the Lease shall be deemed exclusive unless so indicated, but shall, whenever possible, be cumulative with all other remedies in law or equity.

        35.10  Brokers. Other than the broker(s) set forth in provision (p) of the Fundamental Lease Provisions (“Broker”) each party represents and warrants that it has not dealt with any other real estate broker or agent in connection with this Lease. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent, other than Broker, in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party. Landlord agrees that it will pay the Broker a brokerage commission pursuant to the terms of a separate agreement between Landlord and the Broker.

        35.11  Hazardous Materials.

              (a)  In connection with Tenant’s use and/or occupancy of the Premises, Tenant shall comply with all Laws relating to industrial hygiene and environmental conditions on, under or about the Premises including, but not limited to, soil and ground water conditions. Without limiting the generality of the foregoing, Tenant and Landlord shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Premises, nor permit Tenant’s Employees or other occupants of the Premises to engage in such activities upon or about the Premises. However, the foregoing provisions shall not prohibit the transportation to and from, and the use, storage, maintenance and handling within, the Premises of substances customarily used in connection with normal office use provided: (a) such substances s hall be used and maintained only in such quantities as are reasonably necessary for the permitted use of the Premises set forth in provision (1) of the Fundamental Lease Provisions, strictly in accordance with Laws and the manufacturer’s instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Premises, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or the Tenant’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely , properly and lawfully removed from the Premises upon expiration or earlier termination of this Lease.

              Landlord shall have the right, at the following times, to enter the Premises in order to inspect same and to conduct any testing, monitoring or analysis reasonably required in connection therewith (collectively “Inspection”):

              (i)  Once in any calendar year upon reasonable notice to Tenant;

              (ii)  At any time during the Term of this Lease if, in Landlord’s reasonable judgment, Tenant is violating the use restrictions of this Lease or is not in strict compliance with the regulations, roles or procedures of any applicable governmental entity with respect to the transport, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of Hazardous Materials at the Premises, in which case Landlord shall give notice to Tenant of the reason for the Inspection and Tenant shall provide Landlord with access to the Premises for such Inspection within live (5) days of any such notice; provided, however, that in an emergency situation Tenant will provide Landlord with immediate access to the Premises.

              If Tenant is violating the use restrictions of this Lease or is not in strict compliance with the regulations, rules or procedures of the applicable governmental entity, then all reasonable costs and expenses reasonably incurred by Landlord in connection with any Inspection shall become due and payable by Tenant as additional rent, within ten (10) days of presentation by Landlord of ml invoice therefor. If a dispute exists between Landlord and Tenant as to whether Landlord has sufficient reason to believe that Tenant may be violating the use restrictions of this Lease or may not be in compliance with any other provision of this Lease or any applicable governmental entity with respect to the transport, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of Hazardous Materials at the Premises, Tenant will provide Landlord with access to the Premises for an In spection in accordance with the provisions of the immediately preceding paragraph; provided, however, that if there is no such violation or strict non-compliance, Landlord shall be liable for the cost and expense incurred by Landlord in connection with such Inspection.

              Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matters where Tenant is required by law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiat ed in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer thereof, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by applicable law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a flammable explosive, radioactive material, hazardous or toxic chemical, substance, material or waste or component thereof (whether injurious by themselves or in conjunction with other materials) by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS. Without limiting the generality of the foregoing, Hazardous Material shall include, but not be limited to substances defined as “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in Section 25316 of the California Health & Safety Code; and in the regula tions adopted and publications promulgated from time to time pursuant to said laws.

        If any Hazardous Material is released, discharged or disposed of by Tenant, Tenant’s Employees or any other occupant of the Premises, on or about the Premises in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Building and any other allotted property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean-up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Section within five (5) days after written notice by Landlord, or such shorter time as may be required by applicable law or in order to minimize any hazard to persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable law). If any Hazardous Material is released, discharged or disposed of on or about the Premises and such r elease, discharge or disposal is not caused by Tenant, Tenant’s employees or other occupants of the Premises, such release, discharge or disposal shall be deemed damage under Article 13 of the Lease to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such damage provided under ARTICLE 13 of the Lease.

        35.12  Survivability. The parties agree that the appropriate provisions of this Lease will be deemed to survive and continue to remain in effect to the extent necessary to allow Landlord and/or Tenant to enforce rights accruing prior to, and attributable to the period of time, prior to the expiration or termination of this Lease.

        35.13  Parking. All the parking spaces as delineated on the site plan attached hereto as Exhibit “A” shall be for the exclusive use of Tenant at no additional cost to Tenant.

        35.14  Confidentiality. This Lease document and the terms of this Lease, and the covenants, obligations, and conditions contained in this Lease shall remain strictly confidential. Tenant agrees to keep such terms, covenants, obligations and conditions strictly confidential and not to disclose such matters to any other landlord, tenant, prospective tenant, or broker. Provided, however, Teams may provide a copy of this Lease to a non-party solely in conjunction with Tenant’s reasonable and good faith effort to secure an assignee or sublessee for the Premises.

        35.15  Limitation of Liability. The liability of Landlord under this Lease shall be and is hereby limited to Landlord’s interest in the Premises, and no other asset of Landlord shall be affected by reason of any liability which Landlord may have to Tenant or to any other person by reason of this Lease.

        IN WITNESS WHEREOF, the parties have executed the Lease as of the date first set Forth above, acknowledged that each party has carefully read each and every provision of the Lease, that each party has freely entered into the Lease of its own free will and volition, and that the terms, conditions and provisions of the Lease are commercially reasonable as of the day and year first above written.

“LANDLORD” PEPPER LANE—GREAT OAKS, LLC, a California limited liability company
Date Executed: 1/18/00	By:	/s/ Myra Reinhard

Myra Reinhard Its: Managing Member

“TENANT” IKOS SYSTEMS, INC. a Delaware corporation
Date Executed: 1/17/00	By:	/s/ Joseph W. Rockom

Joseph W. Rockom Its: CFO

EXHIBIT “A”
LEGAL DESCRIPTION OF PREMISES

All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being more particularly described as follows:

PARCEL A

Parcel A, as shown on that Parcel Map filed for record in the office of the Recorder of the County of Santa Clara; State of California on July 25, 1984, in book 532 of Maps page(s) 10 and 11.

And, in addition thereto, the following area:

Beginning at the most northerly common corner of Parcel A and Parcel B as said common corner and Parcels are shown upon that Parcel Map filed for record in the office of the Recorder of the County of Santa Clara, State of California on July 25, 1984 in Book 532 of Maps pages 10 and 11.

Thence along the lines common to said Parcels A and B, the following six courses:

        1.  South 36°52’31” West, 223.58 feet;

        2.  South 53°07’29” East, 13.00 feet;

        3.  South 36°52’31” West, 146.00 feet;

        4.  South 53°07’29” East, 31.50 feet;

        5.  South 36°52’31” West, 77.00 feet;

        6.  South 53°07’29” East, 89.19 feet;

Thence South 37°00’39” West, 43.22 feet;

Thence North 52°57’10” West, 169.38 feet;

Thence North 24°31’40” East, 17.10 feet;

Thence North 24°54’01” East, 26.75 feet;

Thence North 36°52’31” East, 446.64 feet to the Northeasterly line of said Parcel B;

Thence along said line, South 52°49’35” East, 45.00 feet to said Point of Beginning;

A-1

EXHIBIT “B”
WORK LETTER AGREEMENT

              This WORK LETTER AGREEMENT (“Agreement”) is made and entered into as of January 14, 2000, between PEPPER LANE— GREAT OAKS, L.L.C, a California limited liability company (“Landlord”) and IKOS SYSTEMS, INC., a Delaware corporation (“Tenant”), in connection with the execution of the Lease between Landlord and Tenant of even date herewith (“Lease”), who hereby agree as follows:

        1.  General.

            (a)  The purpose of this Agreement is to set forth how the Base Building (as defined in Schedule 1 attached hereto) and the Tenant Improvements (as defined in Section 6 below) in the Premises are to be constructed, who will undertake the construction of the Base Building and the Tenant Improvements, who will pay for the construction of the Base Building and the Tenant Improvements, and the time schedule for completion of the construction of the Base Building and the Tenant Improvements.

            (b)  Except as defined in this Agreement to the contrary, all terms utilized in this Agreement shall have the same meaning ascribed to them in the Lease. When work, services, consents or approvals are to be provided by or on behalf of Landlord, the term “Landlord” shall include Landlord’s Employees.

            (c)  The provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.

            (d)  The Base Building and the Tenant Improvements shall be constructed pursuant to this Agreement by Landlord in good and workmanlike fashion and in accordance with the most recent UBC codes, all Laws and any other applicable codes, subject to the Tenant Improvement Allowance (as defined in Section 7). Landlord shall provide the Tenant Improvement Allowance and shall cause the Premises to be Substantially Complete, as more particularly set forth in SECTION 2(a)(iii) below.

        2.  Commencement Date. The “Commencement Date” shall have the definition set forth in SECTION 2.3 of the Lease.

            (a)  Certain Definitions.

              (i)  Force Majeure Delay. The term “Force Majeure Delay” as used in the Lease or this Agreement shall mean any delay in the completion of the Base Building and/or the Tenant Improvements which is attributable to any: (1) actual delay or failure to perform attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of a public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (2) delay attributable to the failure of Landlord to secure building permits and approvals within the same time period that normally prevailed for obtaining such permits at the time this Lease was negotiated; or (3) delay attributabl e to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide or Building-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives. Any prevention, delay or stoppage due to any Force Majeure Delay shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppage (except the obligations of either party to pay money, including rental and other charges, pursuant to the Lease).

              (ii)  Tenant Delay. The term “Tenant Delays,” as such term may be used in this Agreement or the Lease, shall mean any delays in the completion of the Base Building and/or the Tenant Improvements which are due to any act or omission of Tenant (wrongful, negligent or otherwise) or its agents (including acts or omissions while acting as agent for Tenant). Tenant Delays shall include, but shall not be limited to the following:

                    (1)  Any failure by Tenant to comply with the dates and time limits in this Agreement, or failure to pay when due, any sums due to the Landlord or Contractor, which a delay in such construction.

                    (2)  Any change which Tenant makes to the Construction Documents which delays Landlord in causing the Base Building and/or the Tenant Improvements to become Substantially Complete beyond the time that it would have otherwise taken to cause the Base Building and/or the Tenant Improvements to be Substantially Complete.

              (iii)  Substantially Complete. The term “Substantially Complete” means that (1) Landlord has completed the Base Building and the Tenant Improvement that it is obligated to perform pursuant to this Agreement as certified by Landlord’s Designer, and that this work shall be deemed complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with. Tenant’s use of the Premises remain to be performed (items normally referred to as “Punch List” items), and (2) Landlord has obtained certificate of occupancy or a temporary certificate of occupancy or its equivalent for the Base Building and the Tenant Improvements. Landlord shall cause the Punch-List items to be corrected as soon as reasonably possible and practical. The Premises shall be deemed Substantially Complete even though Tenant’s furnit ure, telephones, telexes, telecopiers, computers and other business machines or equipment have not been installed (provided that no conduct by Landlord has prevented the installation of such items), the purchase and installation of which shall be Tenant’s sole responsibility.

        3.  Preparation by Landlord of Base Building Plans. Landlord hereby agrees to prepare the Base Building Plans (as hereinafter defined) and to construct the Base Building (as defined in Schedule 1 attached hereto) in accordance with the following schedule and procedures:

            (a)  Landlord Designer. Landlord has selected Architectural Technologies (“Landlord’s Designer”) to prepare the Base Building Plans.

            (b)  Site Plan and Schematic Design. Tenant hereby acknowledges, approves and accepts the Site Plan and Schematic Design drawings incorporated in the City of San Jose approval and Landlord’s acceptance of the Site Development Permit for the Premises dated November 22, 1999 and attached hereto as Schedule 2, as modified to include a truck dock and separate entry area for Tenant’s proposed subtenants.

            (c)  Design Development Drawings. Within twenty (20) days after full execution of the Lease, Landlord shall submit to Tenant design development drawings of the Building (“Design Development Drawings”), which Design Development Drawings shall further define the size and character of the Premises as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be determined to be appropriate. Within five (5) days after Tenant receives the Design Development Drawings, Tenant shall either approve or disapprove the Design Development Drawings for reasonable and material reasons and return the Design Development Drawings to Landlord. In such event, Tenant shall require, and Landlord shall make, the changes necessary and shall return the Design Development Drawings to Tenant within five (5) days after receipt by Landlord of the Design Development Drawings f rom Tenant, which Tenant shall approve or disapprove within five (5) days after Tenant receives the revised Design Development Drawings. This procedure shall be repeated until the Design Development Drawings are finally approved by Tenant and written approval has been delivered to and received by Landlord.

            (d)  Working Drawings. Within forty-five (45) days after the Design Development Drawings are finally approved by Tenant, Landlord shall submit to Tenant working drawings of the Building (“Working Drawings”), which Working Drawings shall be comprised of a set of drawings and specifications in final form necessary to complete the Bases Building, including without limitation, plans, details and materials and mechanical, electrical and engineering specifications. Within ten (10) days after Tenant receives the Working Drawings, Tenant shall either approve or disapprove the Working Drawings for reasonable and material reasons and return the Working Drawings to Landlord. In such event, Tenant shall require, and Landlord shall make, the changes necessary and shall return the Working Drawings to Tenant within ten (10) days after receipt by Landlord of the Working Drawings from Tenant, which Tenant shall appro ve or disapprove within five (5) days after Tenant receives the revised Working Procedure. This procedure shall be repeated until the Working Drawings are finally approved by Tenant and written approval has been delivered to and received by Landlord. The approved Site Plan, Schematic Design,

               Design Development Drawings and Working Drawings are collectively referred to herein as the “Base Building Plans.”

        4.  Preparation by Landlord of Plans for Tenant Improvements. Delivery of all plans and drawings referred to in this Section 4 shall be by messenger service or personal hand delivery, unless otherwise agreed by Landlord and Tenant. Landlord shall arrange for the construction of the Tenant Improvements in accordance with the following schedule:

            (a)  Selection of Designer. Landlord’s Designer shall be the designer to prepare the Space Plans for the Tenant Improvements.

            (b)  Base Building Plans. Landlord shall submit the Base Building Plans to the Designer sufficient to allow the Designer to complete a Space Plan (as defined in Subsection (c) below).

            (c)  Space Plan. Within sixty (60) days after the full execution of the Lease, Tenant shall submit to the Designer all additional information (“ Information”), necessary to enable the Designer to prepare a space plan showing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, computer rooms and mini-service kitchens (“Space Plan”).

            Landlord shall cause the Designer to submit to Tenant the Space Plan for Tenant’s review and approval. Within fifteen (15) days after Tenant receives the Space Plan, Tenant shall either approve or disapprove the Space Plan for reasonable and material reasons and return the Space Plan to Landlord. In such event, Tenant shall require, and Landlord shall make the minimum changes necessary in order to correct the problems and shall return the Space Plan to Tenant within ten (10) days, which Tenant shall approve or disapprove within five (5) days after Tenant receives the revised Space Plan. This procedure shall be repeated until the Space Plan is finally approved by Tenant and written approval has been delivered to and received by Landlord. The Space Plan may be submitted by Landlord in one or more stages and at one or more times, and the time periods for Tenant’s approval shall apply with respect to each such portion su bmitted.

            (d)  Tenant Improvement Working Drawings. After the Space Plan is finally approved by Tenant, Landlord shall submit to Tenant drawings prepared by the Designer (Tenant Improvement Working Drawings”) which shall comply with all applicable Laws, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements, contain all partition locations, plumbing locations, air conditioning system and duct work, special air conditioning requirements, reflected ceiling plans, equipment locations, as well as the mechanical, electrical, plumbing and HVAC plans. The Tenant Improvement Working Drawings may be submitted in one or more stages and at one or more times, and the time periods for Tenant’s approval shall apply with respect to each such portion submitted.

            Tenant shall approve the Tenant Improvement Working Drawings, or such portion as has from time to time been submitted, within ten (10) days after receipt of same or designate by notice given within such time period to Landlord the specific changes reasonably required to be made to the Tenant Improvement Working Drawings in order to correct any problem and shall return the Tenant Improvement Working Drawings to Landlord. Landlord shall make the minimum changes necessary in order to correct any such problem and shall return the Tenant Improvement Working Drawings to Tenant within ten (10) days, which Tenant shall approve or disapprove within five (5) days after Tenant receives the revised Tenant Improvement Working Drawings. This procedure shall be repeated until all of the Tenant Improvement Working Drawings are finally approved by Tenant and written approval has been delivered to and received by Landlord.

        5.  Contractor and Construction Contract. Pursuant to review and input from Tenant as to Landlord’s proposed contractors and subcontractors, Landlord shall select a contractor (“Contractor”) and subcontractors to construct the Base Building and the Tenant Improvements, and Tenant shall pay for the entire cost of the Tenant Improvements in excess of the Tenant Improvement Allowance (as defined in Section 7). Pursuant to review and input from Tenant as to Landlord’s proposed construction contract with the Contractor, Landlord shall enter into a construction contract with the Contractor for (a) the Base Building to provide for a three (3) year warranty for civil and structural work (defined as site preparation, trenching and compaction, storm drains, sewers and utility lines, building foundation, elevated slabs, basement slabs, exterior and interior slabs on grade, walkways, loading doc ks, exterior and structural walls, building column beams, girders, joists, joist girders, steel roof decking, including concrete and reinforced steel and connections and welds; (b) the roof membrane to provide for a ten (10) year guaranty; and ((c) the Tenant Improvements to be either a cost plus fee with a guaranteed maximum or a stipulated sum.

        6.  Tenant Improvements. The term “Tenant Improvements” shall mean all improvements shown in the Tenant Improvement Working Drawings as integrated by Landlord’s Designer, and, to the extent specified in the Tenant Improvements Working drawings, all signage, freestanding workstations, built-ins, related cabinets, reception desks, conference room tables to the extent specified in the mill work or comparable contracts, all telecommunication equipment and related wiring, all carpets and floor coverings and moving costs, but, except as provided above, Tenant Improvements shall not include any personal property of Tenant.

        7.  Tenant Improvement Allowance.

            (a)  Amount. Landlord will pay on behalf of Tenant an amount equal to Thirty-Four and 34/100 Dollars ($34.34) per RSF attributable to the Premises (“ Tenant Improvement Allowance”) expendable for the costs of the design, construction and permitting of the Tenant Improvements and for the review and approval of the Base Building Plans, Space Plans and Working Drawings.

            (b)  Disbursement. Landlord shall make payments to Landlord’s Designer and the Contractor and to government agencies for permits from the Tenant Improvement Allowance only in progress payments not more frequently than once per month. In the event the cost of the design, construction and permitting of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay such excess cost, as related to any cost of the Tenant Improvements in excess of the Tenant Improvements Allowance, to Landlord within ten (10) business days after Landlord’s execution of the construction contract with Contractor, which amount shall be disbursed by Landlord prior to the disbursement of the portion of the Tenant Improvement Allowance.

            (c)  In the event the cost of the design, construction and permitting of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant may borrow up to an additional Three Hundred Eighteen Thousand and 00/100 Dollars (calculated at the rate of $3.00 per RSF of the Premises) at an interest rate of 9.5% over the Lease Term (“Additional Allowance”) toward such excess costs. The Additional Allowance shall be amortized by Landlord on a straight line basis over the initial Lease Term at an interest rate of 9.5% and be paid by Tenant, concurrent with its payment of the Base Rent, in monthly payments as additional rent.

        8.  Change Orders. In the event that Tenant requests any changes to any component of the Base Building Plans, Space Plans and/or the Tenant Improvement Working Drawings, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within three (3) business days after Landlord’s receipt of same. If such change orders, as approved by Landlord, (a) increase the cost of constructing the Base Building and/or the Tenant Improvements in excess of the Tenant Improvement Allowance, Tenant shall pay such increased costs in accordance with the provisions of Section 7(b) above, or (b) delay the construction of the Base Building and/or the Tenant Improvements, such delay shall constitute a Tenant Delay. Without the prior written consent of Tenant (which consent shall not be unreasonably withheld), Landlord shall not request any changes to the Tenant Improvements once ap proved by Tenant.

        9.  Inspection. After the Tenant Improvements are Substantially Complete (except punch list items), Landlord shall cause the Contractor to inspect the Premises with a representative of Tenant and complete a punch list of unfinished items of the Tenant Improvements. Authorized representatives for Landlord and Tenant shall execute and punch list to indicate their approval thereof. The items listed on such punch list shall be completed by the Contractor as soon as reasonably practicable.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LANDLORD: PEPPER LANE- GREAT OAKS, LLC a California limited liability company		TENANT: IKOS SYSTEMS, INC., a Delaware corporation
By: /s/ Myra Reinard	By:	/s/ Joseph W. Rockom

Myra Reinard Its: Managing Member		Joseph W. Rockom Its: CFO

SCHEDULE 1
BASE BUILDING DESCRIPTION
DEFINITION OF BUILDING SHELL—PEPPER LANE-GREAT OAKS, LLC
79 GREAT OAKS BOULEVARD

        The components and systems below shall be included in the design or the Building, which shall consist of a two-story, steel-framed building. All code requirements should be considered minimum beginning requirements and not the highest level of design. Owner/Landlord’s costs shall include all “hard and soft” costs related to the construction of the site and shell, including architectural and engineering services, permits, utility fees for connections and meters, etc.

        1.  Building Structure

            a)  All foundations to include footings, piers, caissons, pilings, grade beams, foundation walls or other building foundation components required to support the entire building structure. Steel frame structural system.

            b)  All columns, beams, joists, purlins, headers, or other framing members to support the roof and roofing membrane. Second floor framing is concrete over steel deck on steel frame, bar-joists, or trusses.

            c)  Five inch (5”) thick concrete slab on grade with welded wire mesh and any other reinforcing or structural connections that may be necessary or required.

            d)  Two (2) sets of exit stairs; one (1) standard lobby stairwell, one (1) standard elevator

            e)  The foundation and structural framing will be designed to support a minimum live load of 100 pounds psf in all leasable areas (which meets or exceeds current code).

            f)  First floor to second floor height or 17’-0”. Clear height of the second floor to be 12”-0”.

        2.  Building Exterior

            a)  Building skin is a combination of medium performance silver-on-evergreen glass curtainwall, L.O.F Evergreen vision glass and exterior foam insulation system (e.f.i.s.).

            b)  Four (4) ply limit up rooting: Base sheet, two (2) plys of asphalt impregnated tar paper and a cap sheet.

            c)  All exterior doors, door closer and locking devices necessary for proper functioning.

            d)  One (1) dock-high loading door

        3.  Plumbing

            a)  Underground sanitary sewer laterals connected to the city sewer main in the street and piped into the building and under the concrete slab on grade for the length of the building.

            b)  Domestic water mains connected to Great Oaks Water Company water main in the street and stubbed to the building.

            c)  Gas lines connected to the city public utility mains and gas meters adjacent to, and in close proximity to the building. Meters supplied by utility company.

        4.  Electrical

            a)  All primary electrical service to the building that is complete including underground conduit and wire feeders from transformers pads into the building’ s main switchgear electrical room. The electrical characteristics of the secondary side of transformers shall be 277/480 Volt, 3 Phase and the rated capacity of the transformers shall be 2,000 amps for the building.

            b)  Underground pull section, meter, and panel(s), for site lighting and landscaping only.

            c)  Underground conduit from the street to the building electrical room for telephone trunk line service by Pacific Bell Telephone.

            d)  An electrically operated landscape irrigation controller that is a complete and functioning system.

            e)  Underground conduit from the building to the main fire protection system, shut off valve (PIV) for installation or security alarm wiring.

            f)  All parking lot and landscaping lighting to include fixtures, underground conduit, wire, distribution panel and controller. All exterior lighting shall be a complete and functioning system.

        5.  Fire Protection (Sprinklers)

            a)  A complete and fully functional overhead system distributed throughout the building. The systems shall be classified ordinary hazard group II and be distributed throughout the building.

            b)  System shall include all sprinkler heads that may be required by building codes above the ceiling, when ceilings are installed.

            c)  Site sprinkler main to be sized adequately to support Tenant’s uses within the building.

        6.  Sitework

            a)  All work outside the building perimeter walls shall be considered site work for the building shell and shall include grading, asphalt concrete, paving, landscaping (hard and soft), landscape irrigation, storm drainage, utility service laterals, including conduit for voice and data connecting the building, curbs, gutters, sidewalks, specialty paving (if required), retaining walls, fencing and gates, trash enclosures, planters, sign monuments, parking lot and landscape lighting and other exterior lighting per code.

            b)  Paving sections for automobile and truck access shall be according to the Geological Soils Report.

            c)  All parking lot striping to include handicap signage and spaces. Initial design provides for 372 total parking spaces.

            d)  Underground site storm drainage system shall be connected to the city storm system main.

EXCLUSIONS

The following items are not included in the building shell:

a)  Roof screen

b)  Proof loading roof for mechanical equipment

c)  Deck penetrations for mechanical equipment

d)  Electrical panels and distribution.

e)  Security system

SCHEDULE 2
SITE PLAN AND SCHEMATIC DESIGN DRAWINGS
[TO BE ATTACHED]